Exhibit 10.17
$15,000,000
SENIOR SECURED SUPER PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT
Dated as of December 23, 2009
among
TLC VISION (USA) CORPORATION
TLC VISION CORPORATION
TLC MANAGEMENT SERVICES INC.
each as a debtor and a debtor in possession and as joint and several Borrowers
and
THE GUARANTORS NAMED HEREIN
as Guarantors
and
THE LENDERS NAMED HEREIN
as Lenders
and
CANTOR FITZGERALD SECURITIES
as Collateral Agent and Administrative Agent

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms
Section 1.02. Computation of Time Periods; Other Definitional Provisions
Section 1.03. Accounting Terms

ARTICLE II AMOUNT AND TERMS OF THE TERM LOANS

Section 2.01. Term Loan Commitments
Section 2.02. Making the Term Loans
Section 2.03. Repayment of Term Loans
Section 2.04. Prepayments
Section 2.05. Interest
Section 2.06. Fees
Section 2.07. Increased Costs, Etc
Section 2.08. Payments and Computations
Section 2.09. Taxes
Section 2.10. Sharing of Payments, Etc
Section 2.11. Use of Proceeds
Section 2.12. Defaulting Lenders
Section 2.13. Evidence of Debt
Section 2.14. Extension of Maturity Date
Section 2.15. Joint and Several Obligations; Administrative Borrower

ARTICLE III CONDITIONS TO EFFECTIVENESS AND OF LENDING

Section 3.01. Conditions Precedent to Borrowing Interim Order Amount
Section 3.02. Conditions to Borrowings in Excess of the Interim Order Amount
Section 3.03. Conditions Precedent to All Borrowings
Section 3.04. Determinations Under Section 3.01 and 3.02
Section 3.05. Conditions Subsequent to Closing Date

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Borrowers

ARTICLE V COVENANTS

Section 5.01. Affirmative Covenants
Section 5.02. Negative Covenants
Section 5.03. Reporting Requirements
Section 5.04. Financial Covenants

ARTICLE VI EVENTS OF DEFAULT

Section 6.01. Events of Default
Section 6.02. Remedies upon Default

(continued)

ARTICLE VII THE AGENTS

Section 7.01. Authorization and Action
Section 7.02. Agents’ Reliance, Etc
Section 7.03. Rights as a Lender
Section 7.04. Lender Credit Decision
Section 7.05. Indemnification
Section 7.06. Successor Agents
Section 7.07. Notice of Default
Section 7.08. No Reliance on Administrative Agent’s Customer Identification Program

ARTICLE VIII PRIORITY AND COLLATERAL SECURITY

Section 8.01. Superpriority Claims and Collateral Security
Section 8.02. Collateral Security Perfection
Section 8.03. Guarantees
Section 8.04. No Discharge; Survival of Claims

ARTICLE IX MISCELLANEOUS

Section 9.01. Amendments, Etc
Section 9.02. Notices, Etc
Section 9.03. No Waiver; Remedies
Section 9.04. Costs and Expenses
Section 9.05. Right of Set-off
Section 9.06. Binding Effect
Section 9.07. Assignments and Participations
Section 9.08. Execution in Counterparts
Section 9.09. Confidentiality
Section 9.10. Public Disclosure
Section 9.11. Release or Subordination of Collateral/Release of Guarantor
Section 9.12. Patriot Act Notice
Section 9.13. Jurisdiction, Etc
Section 9.14. Governing Law
Section 9.15. Waiver of Jury Trial
Section 9.16. Release

SCHEDULES

Schedule I	-	Commitments and Lending Offices
Schedule II	-	Canadian Refractive Centers
Schedule III	-	Guarantors
Schedule 3.05		Conditions Subsequent to Closing Date
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(f)	-	Disclosed Litigation
Schedule 4.01(n)	-	Environmental Disclosure
Schedule 4.01(p)	-	Liens
Schedule 4.01(q)	-	Investments
Schedule 5.02(b)	-	Debt
EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of U.S. Security Agreement
Exhibit D-2	-	Form of Canadian Security Agreement
Exhibit E	-	Form of Guaranty
Exhibit F-1	-	Form of Opinion of Canadian Counsel
Exhibit F-2	-	Form of Opinion of U.S. Counsel
Exhibit G	-	Form of Intercreditor Agreement

          This SENIOR SECURED SUPER PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of December 23, 2009 among TLC VISION (USA) CORPORATION, a Delaware corporation and a debtor and a debtor in possession (“Holdco”), TLC VISION CORPORATION, a New Brunswick corporation and a debtor and debtor in possession (“Parent”), TLC MANAGEMENT SERVICES INC., a Delaware corporation and a debtor and a debtor in possession (“TLC Management”, and together with Holdco and Parent, the “Borrowers”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), Cantor Fitzgerald Securities, as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).
PRELIMINARY STATEMENTS:
          WHEREAS, on December 21, 2009 (the “Petition Date”), the Borrowers commenced voluntary cases under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
          WHEREAS, subsequent to the Petition Date, Parent filed a petition seeking ancillary relief under Part IV of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) (the “Canadian Case”, and together with the Chapter 11 Cases, the “Cases”));
          WHEREAS, the Borrowers intend to continue to operate their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, prior to the Petition Date, Holdco, as borrower (in its capacity as such, the “Prepetition Borrower”), Parent and the other guarantors party thereto, as guarantors (in their capacity as such, collectively, the “Prepetition Guarantors”), the lenders party thereto (the “Prepetition Lenders”), and Wells Fargo Bank, National Association, as administrative agent and collateral agent (in its capacity as such, the “Prepetition Agent”) entered into that certain Amended and Restated Credit Agreement dated as of June 21, 2007 (as amended and in effect from time to time, the “Prepetition Credit Agreement”), pursuant to which the Prepetition Lenders extended credit to Prepetition Borrower on the terms set forth therein;
          WHEREAS, as of the Petition Date, the Prepetition Lenders under the Prepetition Credit Agreement are owed, together with any and all interest, fees, expense reimbursement and indemnification obligations, reimbursement obligations in respect of letters of credit and other obligations under the Prepetition Credit Agreement, an aggregate principal amount equal to $101,715,175.71 and CAD $1,000,000 in obligations incurred directly by the Prepetition Borrower (the “Prepetition Lender Debt”);
          WHEREAS, the Borrowers have requested that the Lenders provide financing to the Borrowers consisting of a senior secured super priority term loan facility in a principal amount of up to $15,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;

          WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrowers, all on terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 364(c) and 364(d) of the Bankruptcy Code, so long as:
          (a) such postpetition credit obligations are (i) secured by Liens on substantially all of the property, rights and interests, real and personal, tangible and intangible, of the Borrowers, whether now owned or hereafter acquired, subject in priority only to certain Liens and the Carve-Out, as hereinafter provided, and (ii) given superpriority status as provided in the Interim Order and, on and after the entry thereof, the Final Order;
          (b) each Guarantor has jointly and severally guaranteed such postpetition credit obligations and each Guarantor’s obligations are secured by Liens on substantially all of the property and interest, real and personal, tangible and intangible, of such Guarantor, whether now owned or hereafter acquired,
          (c) the Prepetition Lenders shall receive certain adequate protection for use of cash collateral and the priming of their prepetition Liens securing the obligations of the Prepetition Borrower and Prepetition Guarantors in respect of the Prepetition Lender Debt; and
          WHEREAS, the Borrowers have agreed to provide such collateral security, superpriority claims and adequate protection, subject to the approval of the Bankruptcy Court.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
          “Administrative Agent” has the meaning specified in the preamble to this Agreement.
          “Administrative Agents’ Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lenders from time to time.
          “Administrative Borrower” has the meaning specified in Section 2.15(h).
          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such

Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.
          “Agents” has the meaning specified in the preamble to this Agreement.
          “Agent Parties” has the meaning specified in Section 9.02(c).
          “Agreement” shall mean this Senior Secured Super Priority Debtor in Possession Credit Agreement, as amended, supplemented, replaced, or otherwise modified from time to time.
          “Approved Fund” means any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, a Prepetition Lender, an Affiliate of a Lender or an Affiliate of a Prepetition Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender or a Prepetition Lender); and with respect to any Lender or Prepetition Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or a Prepetition Lender or by an Affiliate of such investment advisor.
          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.
          “Bankruptcy Code” Title 11, United States Code, as now and hereafter in effect, or any applicable successor statute.
          “Bankruptcy Court” has the meaning specified in the recitals to this Agreement.
          “Bankruptcy Law” means the Bankruptcy Code, CCAA, BIA, or any similar foreign, federal or state law for the relief of debtors.
          “BIA” means the Bankruptcy and Insolvency Act (Canada).
          “Borrowers” has the meaning specified in the preamble to this Agreement.
          “Borrowing” means a borrowing hereunder consisting of simultaneous Term Loans made by the Lenders.
          “Budget” means a cash flow forecast for the period from the Petition Date to the date one hundred fifty (150) days after the Petition Date (provided, that to the extent the Maturity Date is extended in accordance with Section 2.14, the Administrative Borrower shall, concurrently with the prior written notice specified in Section 2.14, deliver to the Administrative Agent an updated Budget through the new Maturity Date, in form and substance reasonably satisfactory to the Required Lenders), which sets forth on a weekly basis cash receipts and disbursements (including, without limitation, line item entries for professional fees and expenses by firm and the anticipated uses of the Facility) in form and substance satisfactory to the Required Lenders and the Borrowers, a summary of which shall be attached as Exhibit A to the Interim Order.
          “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Term Loans, on which dealings are carried on in the London interbank market.
          “Canadian Case” has the meaning specified in the recitals to this Agreement.
          “Canadian Court” has the meaning specified in the recitals to this Agreement.
          “Canadian Loan Parties” means, collectively, Parent and each Subsidiary of Parent organized under the laws of Canada or any province thereof.
          “Canadian Intellectual Property Security Agreement” means the Intellectual Property Security Agreement granted by certain Loan Parties in favor of the Collateral Agent for the Secured Parties substantially in the form of Exhibit A to the Canadian Security Agreement.
          “Canadian Plan” means a pension plan for employees of any Loan Party or Subsidiary or other Affiliate thereof, which plan is or is required to be registered under any Canadian federal or provincial pension benefits legislation and/or under the Income Tax Act (Canada).
          “Canadian Refractive Centers” means (a) the refractive centers owned by Parent and set forth on Schedule II hereto and (b) all of the Equity Interests owned by Parent in TLC The Laser Center (Moncton), Inc., an Ontario corporation.
          “Canadian Security Agreement” has the meaning specified in Section 3.01(a)(iii).
          “Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

          “Carve Out” means, the following expenses: (a) statutory fees payable to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6) and all fees and disbursements payable to the information officer in the Canadian Case as determined by order of the Canadian Court; and (b) subject to the terms and conditions of the Order, all fees and disbursements incurred by (i) legal counsel for the Parent in the Canadian Case, and (ii) the Borrowers and/or the Creditors’ Committee for any attorneys and a single financial advisor for the Borrowers and Creditors’ Committee respectively, retained by final order of the Bankruptcy Court (which order has not been reversed, vacated, or stayed, unless such stay has been vacated) pursuant to Sections 327 or 1103(a) of the Bankruptcy Code to the extent allowed by order of the Bankruptcy Court (which order has not been reversed, vacated, or stayed, unless such stay has been vacated) under Sections 328, 330 and/or 331 of the Bankruptcy Code and any interim compensation procedures order, but solely to the extent such fees and disbursements are within the corresponding amounts set forth in the Budget and were reflected as estimated fees and expenses of such professionals in the most recent Budget delivered by the Borrowers to the Administrative Agent prior to the date that such fees and disbursements were incurred; provided, that, following a notice to the Borrowers from the Administrative Agent of the occurrence of an Event of Default, the amount of the Carve Out shall not exceed $250,000 plus the amount of any compensation or reimbursement of budgeted expenses and fees incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve Out is invoked.
          “Cases” has the meaning specified in the recitals to this Agreement.
          “Cash Equivalents” means any of the following, to the extent owned by Parent or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents, the Interim Order and the Final Order and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, and (b) insured certificates of deposit of or time deposits with any commercial bank that (i) is a Lender or a member of the Federal Reserve System, (ii) is organized under the laws of the United States or any State thereof, and (iii) has combined capital and surplus of at least $1 billion.
          “CCAA” has the meaning specified in the recitals to this Agreement.
          “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, 42 U.S.C. § 9601 et seq.
          “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
          “Change of Control” means the occurrence of any of the following: (a) Parent shall own less than 100% of the Voting Interests in any Borrower; or (b) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of Parent (or other securities convertible into such Voting Interests) representing 30% or more of the combined voting power of all Voting

Interests of any Borrower; or (c) during any period of up to 24 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of Parent; or (d) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Parent.
          “Chapter 11 Cases” has the meaning specified in the recitals to this Agreement.
          “CIP Regulations” has the meaning specified in Section 7.08.
          “Closing Date” has the meaning specified in Section 3.01.
          “Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
          “Collateral Agent” has the meaning specified in the preamble to this Agreement.
          “Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Administrative Borrower and the Administrative Agent.
          “Collateral Documents” means the Security Agreements, the Intellectual Property Security Agreements, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
          “Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.04.
          “Communications” has the meaning specified in Section 9.02(b).
          “Consenting Lenders” has the meaning set forth in the Plan Support Agreement in effect on the Closing Date.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Continuing Directors” means the directors of Parent on the Closing Date and each other director if, in each case, such other director’s nomination for election to the board of directors of Parent is recommended by at least a majority of the then Continuing Directors.

          “Control Account Agreement” means a control account agreement executed and delivered as required by Section 5.01(l) and 5.02(t) hereof in favor of the Collateral Agent, for the benefit of the Secured Parties.
          “Controlled Cash” means collectively, the Owned Cash and Non-Owned Controlled Cash.
          “Controlled Loan Party” means any Loan Party that is either Parent or a wholly owned Subsidiary of Parent.
          “Creditors’ Committee” means the Official Unsecured Creditors’ Committee to be appointed by the United States Trustee in relation to the Chapter 11 Cases, as applicable.
          “Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.
          “Current Liabilities” of any Person means (a) all Debt of such Person except Funded Debt, (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Guaranteed Debt and Synthetic Debt of such Person and (i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.
          “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date.
          “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.
          “Default Interest” has the meaning set forth in Section 2.05(b).
          “Defaulted Loan” means, with respect to any Lender at any time, the portion of any Term Loan required to be made by such Lender to the Borrowers pursuant to Section 2.01 or Section 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Loan shall be deemed made pursuant to Section 2.12(a), the remaining portion of such Defaulted Loan shall be considered a Defaulted Loan originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Loan so deemed made in part.
          “Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Term Loan made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.10 to purchase any participation in Term Loans owing to such other Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.12(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.
          “Defaulting Lender” means, at any time, any Lender that, at such time, owes a Defaulted Loan or a Defaulted Amount.
          “DIP Proceeds Controlled Account” means the account of the Borrowers specified by the Administrative Borrower in writing to the Administrative Agent prior to the Closing Date, which shall be subject to a Control Account Agreement.
          “Disclosed Litigation” has the meaning specified in Section 3.01(c).
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Dollar” and “$” means the lawful money of the United States.

          “Eligible Assignee” means (a) a Lender; (b) a Prepetition Lender; (c) an Affiliate of a Lender; (d) an Affiliate of a Prepetition Lender; (e) an Approved Fund; and (f) any other Person (other than an individual) (i) approved by the Required Lenders or (ii) to whom a contemporaneous assignment of a pro rata portion of the assigning Lender’s Prepetition Lender Debt is made; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.
          “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, climate or natural resources, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions, damages or response costs and (b) by any governmental or regulatory authority or third party for damages, response costs, contribution, indemnification, cost recovery, compensation or declaratory or injunctive relief.
          “Environmental Law” means all applicable current and future Federal, state, local and foreign laws (including common laws), statutes, regulations, rules having the force and effect of law, ordinances, codes, orders, writs, judgments, injunctions, decrees or judicial or agency interpretations, policies or guidance, in each case relating to pollution or protection of the environment, climate, health, safety or natural resources, or the presence, release of, discharge of, exposure to, or the generation, manufacture, processing, distribution, use, handling, transportation, treatment, storage, disposal, recycling of or the arrangement for such activities, with respect to Hazardous Materials.
          “Environmental Permit” means any permit, approval, identification number, license, registration, notification, exemption or other authorization required under any Environmental Law.
          “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or that is under common control with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

          “Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Rate” means the higher of (a) the applicable British Bankers’ Association LIBOR Rate for deposits in Dollars for any Interest Period, as reported on Page 3750 (or such other page as may replace that page) on the Dow Jones Telerate Screen (British Bankers Association) or on any successor or substitute page of such service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided, that, if no such British Bankers’ Association LIBOR Rate is available to the Administrative Agent, the Eurodollar Rate for the relevant Interest Period shall instead be the rate at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market for the applicable Interest Period as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period and (b) three percent (3%) per annum.
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Term Loans comprising part of the same Borrowing means the reserve percentage (if any) applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Term Loans is determined) having a term equal to such Interest Period.
          “Events of Default” has the meaning specified in Section 6.01.
          “Exit Fee” has the meaning specified in Section 2.06.
          “Extension Fee” has the meaning specified in Section 2.06.
          “Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, aggregate amount of tax refunds received, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.
          “Facility” has the meaning specified in the recitals to this Agreement.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the Second Amended and Restated Fee Letter dated December 18, 2009 between the Borrowers and the Administrative Agent.
          “Final Order” means a final order of the Bankruptcy Court authorizing and approving this Agreement and the other Loan Documents on a final basis and entered following a final hearing in form and substance satisfactory to the Administrative Agent and the Required Lenders, the Borrowers, and their respective counsel.
          “Final Order Amount” means, at any time, $15,000,000 minus the Interim Order Amount, as such amount may be reduced at or prior to such time pursuant to Section 5.02(e).
          “Final Order Funding Date” means the date on which the Final Order is entered.
          “Financial Advisor” means Gordian Group LLC or such other financial advisor as may be engaged by the Special Counsel from time to time.
          “Fiscal Year” means a fiscal year of Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.
          “Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “Funded Debt” of any Person means all Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of determination.
          “GAAP” has the meaning specified in Section 1.03.
          “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
          “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
          “Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Guarantors” means the Subsidiaries of Parent (other than Borrowers) listed on Schedule III hereto and each other Subsidiary of Parent that shall be required to execute and deliver a Guaranty pursuant to Section 5.01(j).
          “Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.
          “Hazardous Materials” means (a) any petroleum or petroleum products, by-products or breakdown products, and all other hydrocarbons, radioactive or nuclear materials, asbestos or asbestos-containing materials, polychlorinated biphenyls and radon gas, chlorofluorocarbons and all other ozone-depleting substances and (b) any other chemical, material or substance or waste designated, classified, prohibited, limited or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
          “Healthcare Law” means:
     (a) (i) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), (ii) the Stark Law (42 U.S.C. §1395nn and §1395(q)), (iii) the civil False Claims Act (31 U.S.C. §3729 et seq.), (iv) Sections 1320a-7a and 1320a-7b of Title 42 of the United States Code, (v)

applicable state statutes similar to any of the foregoing and (vi) the regulations promulgated pursuant to such federal and state statutes;
     (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§301 et seq.) and the regulations promulgated pursuant thereto;
     (c) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated pursuant thereto;
     (d) laws, rules and regulations governing Medicare and Medicaid;
     (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto;
     (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies;
     (g) any applicable law relating to the Borrowers’ or any Subsidiary’s ownership, management or operation of a healthcare facility or business, or assets used in connection therewith;
     (h) any applicable law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by Parent or any of its Subsidiaries; and
     (i) any and all other applicable healthcare laws, regulations, manual provisions, policies and administrative guidance having the force of law with respect to each of (a) through (h) above, as may be amended from time to time.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
          “Holdco” has the meaning specified in the preamble to this Agreement.
          “Indemnified Party” has the meaning specified in Section 9.04(b).
          “Information” means, all information received from Parent or any of its Subsidiaries relating to Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent, any Lender or their Representatives on a non confidential basis prior to disclosure by Parent or any of its Subsidiaries; provided that, such information was or is clearly identified at the time of delivery as confidential or that is subsequently classified in a separate communication as confidential.
          “Initial Pledged Debt” has the meaning specified in the Security Agreements.

          “Initial Pledged Equity” has the meaning specified in the Security Agreements.
          “Intellectual Property Security Agreement” means, collectively, the Canadian Intellectual Property Security Agreement and the U.S. Intellectual Property Security Agreement.
          “Intercreditor Agreement” means an intercreditor agreement among the Agents, the Prepetition Agents and the Loan Parties, in substantially the form of Exhibit G hereto.
          “Interest Period” means, for each Term Loan comprising part of the same Borrowing, the period commencing on the date of such Term Loan, and ending on the last day of the period selected by the Administrative Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Administrative Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one month; provided, however, that:
     (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the next succeeding calendar month, such Interest Period shall end on the last Business Day of such succeeding calendar month.
          “Interim Order” means the Interim Order pursuant to 11 U.S.C. §§ 105, 361, 362, 363, 364 and 507 (a) approving postpetition financing pursuant to the Facility and the making of Term Loans in an aggregate amount not to exceed the Interim Order Amount, (b) authorizing use of cash collateral, (c) granting Liens and providing superpriority administrative expense status, (d) granting adequate protection, (e) modifying the automatic stay, and (f) scheduling a final hearing with respect to the Chapter 11 Cases (including the Budget), to be entered on the docket of the Chapter 11 Cases within three (3) Business Days of the Petition Date.
          “Interim Order Amount” means, at any time, up to $7,500,000, as such amount may be reduced at or prior to such time pursuant to Section 5.02(e).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction)

and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (h) or (i) of the definition of “Debt” in respect of such Person.
          “Kremer Claims” has the meaning specified in Section 3.02(c).
          “Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement as a Lender.
          “Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified), such other office of such Lender as such Lender may from time to time specify in writing to the Administrative Borrower and the Administrative Agent.
          “Lien” means any lien, security interest, hypothecation or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          “Liquidity” means, as of any date, the aggregate amount of all Controlled Cash as of such date.
          “Liquidity Guidelines” means collectively, the TLC Current System Payment Guidelines and the TLC Current System Receivables Practices.
          “Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranties, (d) the Collateral Documents, and (e) the Fee Letter, each of (a) through (e) as amended.
          “Loan Parties” means the Borrowers and the Guarantors.
          “Margin Stock” has the meaning specified in Regulation U.
          “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, assets or liabilities of Parent and its Subsidiaries, taken as a whole.
          “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, assets or liabilities of Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party.
          “Maturity Date” means the date (subject to extension in accordance with Section 2.14) that is the earliest of (a) (i) forty-five (45) days after the date of the entry of the Interim Order if a Final Order has not been entered by such date, or (ii) one hundred fifty (150) days after the Petition Date, (b) the effective date of the Plan of Reorganization, (c) the date on which a sale or sales of all or substantially all of the Borrowers’ assets is consummated under Section 363 of the Bankruptcy Code, (d) the date of conversion of any of the Cases to a case under Chapter 7 of the Bankruptcy Code or any equivalent proceeding in the Canadian Case, (e) except as expressly contemplated by the Plan Term Sheet, a proposal or liquidation of any or all or substantially all of the assets of any of the Borrowers or Guarantors under the BIA, (f) the dismissal of any of the Cases, and (g) approval by the Bankruptcy Court of any debtor-in-possession financing for the Borrowers or any of its Affiliates (other than the Facility) unless (i) in the event that the Liens securing such indebtedness are senior to or pari passu with Liens securing the obligations under the Prepetition Credit Agreement but junior to the Liens securing the Facility, entry into such financing is consented to by the Required Prepetition Lenders and (ii) in the event that the Liens securing such indebtedness are senior to or pari passu with the Liens securing the Facility, entry into such financing is consented to by both the Required Lenders and the Required Prepetition Lenders.
          “Measurement Period” means each period of four consecutive fiscal quarters of Parent.
          “Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (c) above, in each case as may be amended, supplemented or otherwise modified from time to time.
          “Medical Reimbursement Programs” shall mean a collective reference to the Medicare and Medicaid programs and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.
          “Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities promulgated pursuant to or in connection with any of the foregoing, as each may be amended, supplemented or otherwise modified from time to time.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) of ERISA, to which any Loan Party or any ERISA Affiliate is making or has an obligation to make contributions, or has within any of the preceding six plan years made or had an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability under Section 4043, 4064 or 4069 of ERISA in the event of a withdrawal from such plan or if such plan has been or were to be terminated.
          “Net Cash Proceeds” means:
     (c) with respect to any sale, lease, transfer or other disposition of any asset of Parent or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause Section 5.02(e), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale, lease, transfer or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by Parent or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) a reasonable reserve (which reserve shall be deposited into an escrow account with the Collateral Agent) for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by Parent or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of the Facility); provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in capital assets used or useful in the business of Parent and its Subsidiaries within 6 months after the date of receipt thereof;
     (b) with respect to the incurrence or issuance of any Debt by Parent or any of its Subsidiaries (other than Debt incurred or issued pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);
     (c) with respect to the sale or issuance of any Equity Interests (including, without limitation, the receipt of any capital contribution) by Parent, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by Parent or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include any funds received in connection with the exercise of stock options granted to employees or directors of Parent or any of its Subsidiaries; and
     (d) with respect to any Extraordinary Receipt that is not otherwise included in clause (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are reinvested in capital assets used or useful in the business of Parent and its Subsidiaries within 6 months after the date of receipt thereof.
          “Non-Owned Controlled Cash” means, as of any date, all cash (a) which is held in a deposit account over which a Controlled Loan Party has the exclusive contractual right and unrestricted power at any time to withdraw such cash, and in the ordinary course does so no less frequently than weekly, and (b) which, upon such withdrawal and deposit into a deposit account of a Controlled Loan Party subject to a Control Account Agreement, will then be Controlled Loan Parties Controlled Cash.
          “Note” means a promissory note of the Borrowers payable to the order of any Lender (or at a Lender’s request, payable to such Lender and its registered assigns), in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrowers to such Lender resulting from the Term Loan(s) made by such Lender, as amended.
          “Notice of Borrowing” has the meaning specified in Section 2.02(a).
          “NPL” means the National Priorities List under CERCLA.
          “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such

Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged or stayed. Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document, and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.
          “Orders” means the Interim Order and the Final Order; and “Order” means whichever of the Interim Order or the Final Order is then in effect.
          “Other Taxes” has the meaning specified in Section 2.09(b).
          “Owned Cash” means, as of any date, all cash and Cash Equivalents which are (a) legally, beneficially and exclusively owned by any Controlled Loan Party, (b) held in a deposit account or securities account of such Controlled Loan Party subject to a Control Account Agreement, (c) subject to no obligation to segregate or hold in trust for the benefit of third parties and (d) subject to no Liens other than Liens created under the Loan Documents and the Prepetition Loan Documents and customary Liens in favor of a bank or other depository institution securing obligations owed to such bank or other depository institution in respect of or arising out of such deposit account.
          “Parent” has the meaning specified in the recitals to this Agreement.
          “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
          “PBGC” means the Pension Benefit Guaranty Corporation (or any successor).
          “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (except as are being challenged in good faith and by proper proceedings by the applicable Loan Party(ies) and for which adequate reserves in accordance with GAAP have been established on the books of such Loan Party(ies)): (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money) not constituting a

Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; and (f) easements, rights of way and other similar encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
          “Petition Date” has the meaning specified in the recitals hereto.
          “Plan” means a Single Employer Plan, a Multiple Employer Plan or a Canadian Plan.
          “Plan of Reorganization” means the plan of reorganization for the Borrowers, in form and substance satisfactory to the Required Lenders, that is consistent in all material respects with the terms of the Plan Support Agreement and Plan Term Sheet.
          “Plan Support Agreement” means that certain plan support agreement among the Loan Parties and the Consenting Lenders.
          “Plan Term Sheet” means the Plan Term Sheet attached as Exhibit A to the Plan Support Agreement.
          “Platform” has the meaning specified in Section 9.02(b).
          “Pledged Debt” has the meaning specified in the Security Agreements.
          “Pledged Equity” has the meaning specified in the Security Agreements.
          “PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Quebec or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, publication, priority or ranking of security interests, liens, hypothecs on property, whether real, personal, mixed, moveable or immoveable, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time, and any reference to any section of any such statute shall be construed to also refer to any successor section thereof.
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Prepetition Agents” has the meaning specified in the recitals to this Agreement.
          “Prepetition Borrower” has the meaning specified in the recitals to this Agreement.

          “Prepetition Credit Agreement” has the meaning specified in the recitals to this Agreement.
          “Prepetition Loan Documents” means the Prepetition Credit Agreement and all security and other documents relating thereto or entered into in connection therewith.
          “Prepetition Guarantors” has the meaning specified in the recitals to this Agreement.
          “Prepetition Lender Debt” has the meaning specified in the recitals to this Agreement.
          “Prepetition Lenders” has the meaning specified in the recitals to this Agreement.
          “Recognition Order” has the meaning specified in Section 3.01(l).
          “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Register” has the meaning specified in Section 9.07(d).
          “Registrar” has the meaning specified in Section 9.07(d).
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Representatives” has the meaning specified in Section 9.09.
          “Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate outstanding principal amount of the Term Loans and (b) prior to the Final Order Funding Date, the aggregate unfunded portion (if any) of the Total Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Term Loans owing to such Lender (in its capacity as a Lender) and outstanding at such time and (ii) prior to the Final Order Funding Date, the aggregate unfunded portion (if any) of the Commitments of such Lender (in its capacity as a Lender) at such time.
          “Required Prepetition Lenders” shall have the same meaning as the term “Required Lenders” in the Prepetition Credit Agreement.
          “Requirement of Law” shall mean, as to any Person, (a) the partnership agreement, charter, certificate of incorporation, articles of incorporation, bylaws, operating agreement or other organizational or governing documents of such Person, (b) any federal, state or local law, treaty, ordinance, rule or regulation, and (c) any order, decree or determination of a court, arbitrator or other Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” shall mean, as to any Person, either (a) its president, chief executive officer or chief financial officer, or (b) with respect to financial matters, its president, chief executive officer or chief financial officer.
          “Restructuring Monitor” means Mr. Robert Troisio of Morris Anderson & Associates Ltd.
          “S&P” means Standard & Poor’s, a division of the McGraw Hill Companies, Inc.
          “Secured Obligations” has the meaning specified in Section 2 of the Security Agreements.
          “Secured Parties” means the Agents and the Lenders.
          “Securities Account” has the meaning specified in the Security Agreements.
          “Securities Account Control Agreement” has the meaning specified in the Security Agreements.
          “Security Agreements” means, collectively, the Canadian Security Agreement and the U.S. Security Agreement.
          “Securitization” has the meaning specified in Section 9.07(j).
          “Securitization Liabilities” has the meaning specified in Section 9.07(j).
          “Securitization Party” has the meaning specified in Section 9.07(j).
          “Securitizing Party” has the meaning specified in Section 9.07(j).
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, (a) that is or was maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) to which any Loan Party or any ERISA Affiliate contributes or has any obligation to contribute, or (c) with respect to which any Loan Party could have reasonably be expected to have any liability, either actual or contingent, under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Special Counsel” means Bingham McCutchen LLP or such other counsel as may be approved by the Required Lenders.
          “Subordinated Debt” means Debt subordinated to the obligations under this Agreement on terms reasonably satisfactory to the Required Lenders.
          “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
          “Superpriority Claim” means a claim against a Borrower or its estate in the Chapter 11 Cases which is an administrative expense claim having priority over (a) any and all allowed administrative expenses, and (b) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 or 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Final Order, Section 506(c)).
          “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
          “Taxes” has the meaning specified in Section 2.09(a).
          “Term Loan” has the meaning specified in Section 2.01.
          “Term Loan Percentage” means as to any Lender (a) at any time before the Closing Date, the percentage which such Lender’s Commitment then constitutes of the Total Commitments, (b) at any time after the Closing Date but before the Final Order Funding Date, the percentage which the sum of (i) the aggregate principal amount of such Lender’s Term Loans then outstanding and (ii) the unfunded portion (if any) of such Lender’s Commitments then constitutes of the sum of (A) the aggregate principal amount of the Term Loans then outstanding and (B) the unfunded portion (if any) of the Total Commitments on such date), and (c) at any time after the Final Order Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.
          “Total Commitments” means the aggregate Commitments of all Lenders.
          “TLC Current System Payment Guidelines” means the payment guidelines maintained by Parent and its Subsidiaries as of the date hereof with respect to the terms and conditions governing payments to be made to trade creditors.

          “TLC Current System Receivables Practices” means the practices maintained by Parent and its Subsidiaries as of the date hereof with respect to the terms on which receivables are settled, compromised and/or paid.
          “U.S. Debtors” means Holdco and TLC Management.
          “U.S. Intellectual Property Security Agreement” means the Intellectual Property Security Agreement granted by certain Loan Parties in favor of the Collateral Agent for the Secured Parties substantially in the form of Exhibit A to the U.S. Security Agreement.
          “U.S. Security Agreement” has the meaning specified in Section 3.01(a)(iii).
          “Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
          “Working Capital” shall mean the remainder of (a) Current Assets less Cash Equivalents minus (b) Current Liabilities less Debt referred to in subclause (a) of the definition thereof due within 12 months of the date of determination.
          SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g) (“GAAP”).
ARTICLE II
AMOUNT AND TERMS OF THE TERM LOANS
          SECTION 2.01. Term Loan Commitments. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a term loan or loans (each, a “Term Loan”) to the Borrowers in two (2) advances, which shall, in each case, be deposited into the DIP Proceeds Controlled Account. The Borrowers shall only be entitled to withdraw amounts from the DIP Proceeds Controlled Account if (a) the aggregate amount of Controlled Cash in all accounts (other than the DIP Proceeds Controlled Account held by the Borrowers (whether or not subject to a Control Account Agreement) is less than $3,000,000 at such time, (b) no Default or Event of Default has occurred and is continuing (other than with respect to the initial advance, any Default or Event of Default arising solely as a result of a breach of Section 5.04(b) hereof), and (c) the

Administrative Agent shall have received a certificate from the Chief Financial Officer of the Administrative Borrower, in form and substance reasonably satisfactory to the Required Lenders, certifying as to the aggregate amount of Controlled Cash in all accounts (other than the DIP Proceeds Controlled Account) held by the Borrowers (whether or not subject to a Control Account Agreement). The first advance of Term Loans shall be made on the Closing Date in an aggregate amount for each Lender equal to such Lender’s Term Loan Percentage of the Interim Order Amount, but in no event shall such amount exceed such Lender’s Commitment. The second and final advance of Term Loans shall be made on the Final Order Funding Date in an aggregate amount for each Lender equal to such Lender’s Term Loan Percentage of the Final Order Amount; provided, that with respect to each Lender, the aggregate amount of the Term Loans made pursuant to this sentence and the previous sentence shall not exceed such Lender’s Commitment. Each Term Loan may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.
          SECTION 2.02. Making the Term Loans. (a) Each Borrowing shall be made on notice, given not later than 12:00 p.m. (New York City time) on the date of the hearing for approval of the Interim Order or the Final Order, as the case may be, by the Administrative Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested Interim Order Amount in the case of the Borrowing on the Closing Date or Final Order Amount in the case of the Borrowing on the Final Order Funding Date. Each Lender shall, before 11:00 a.m. (New York City time) on the date of such Borrowing, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the Facility of the Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrowers by transfer of such funds to the DIP Proceeds Controlled Account in like funds as received.
          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrowers. The Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Term Loans to be made by such Lender as part of such Borrowing when such Term Loans, as a result of such failure, is not made on such date.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section 2.05 to Term Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Term Loan as part of such Borrowing for all purposes.
          (d) The failure of any Lender to make the Term Loans to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Term Loans to be made by such other Lender on the date of any Borrowing.
          SECTION 2.03. Repayment of Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Term Loans on the Maturity Date (or on such earlier date on which the Term Loans become due and payable pursuant to Article VI), together with any and all accrued and unpaid interest thereon (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.04).
          SECTION 2.04. Prepayments. (a) Optional. Any Borrower may, upon at least one Business Day’s notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrowers shall prepay the outstanding aggregate principal amount of the Term Loans comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $500,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment is made on a date other than the last day of an Interest Period for such Term Loan, the Borrowers shall also pay any amounts owing pursuant to Section 9.04(c).
          (b) Mandatory. (i) If any Loan Party or any of its Subsidiaries Disposes of any property or assets, including, without limitation, any of the Canadian Refractive Centers, whether pursuant to a sale under Section 363 of the Bankruptcy Code or otherwise (other than any Disposition of any property or assets permitted by Section 5.02(e)) and sales or issuances by Parent of its Equity Interests referred to in clause (ii) below), the Borrowers shall prepay an aggregate principal amount of Term Loans equal to 100% of all such Net Cash Proceeds immediately upon receipt thereof by such Loan Party or such Subsidiary. The Interim Order Amount and the Final Order Amount, as applicable, shall be reduced by an amount equal to the amount of Net Cash Proceeds from any sale of property or assets described in this Section 2.04(b)(i) in excess of the amount applied to reduce the aggregate outstanding amount of the Term Loans to zero, unless otherwise agreed by the Required Lenders.
          (ii) Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than sales or issuances of Equity

Interests in connection with customary compensation or benefit programs), the Borrowers shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof.
          (iii) Upon the incurrence or issuance by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 5.02(b)), the Borrowers shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
          (iv) Upon the receipt of any proceeds from an Extraordinary Receipt not otherwise included in this Section 2.04(b), the Borrowers shall prepay an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary.
          (v) All prepayments under this subsection (b) shall be made together with (A) accrued interest to the date of such prepayment on the principal amount prepaid, and (B) any amounts owing pursuant to Section 9.04(c).
          (vi) Notwithstanding anything contained herein to the contrary, Section 2.04(b)(i) – (iv) shall not apply to any of the following transactions:
            (A) incurrence of trade payables;
            (B) vendor or leasehold financing; or
            (C) distributions or dividends paid to minority partners or received from majority owners governed by existing operating agreements or practice, in the case of each of (A), (B), and (C), in compliance with the Budget (subject to the proviso in Section 5.04(a)).
          SECTION 2.05. Interest. (a) Scheduled Interest. The Borrowers shall jointly and severally pay interest on the unpaid principal amount of each Term Loan owing to each Lender from the date of such Term Loan until such principal amount shall be paid in full at a rate per annum equal at all times during each Interest Period for such Term Loan to the sum of (A) the Eurodollar Rate for such Interest Period for such Term Loan plus (B) ten percent (10.00%) per annum, payable in cash in arrears on the last day of such Interest Period and the date such Term Loan shall be paid in full.
          (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Term Loans and all other due and unpaid Obligations shall bear interest (“Default Interest”) at a rate per annum equal at all times to 2.00% per annum above the rate per annum described in Section 2.05(a). All such interest shall be payable on demand by the Required Lenders in cash.

          (c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Administrative Borrower and each Lender of the applicable Interest Period and the interest rate determined by the Administrative Agent for purposes of clause (a) above.
          SECTION 2.06. Fees. The Borrowers jointly and severally agree to pay to the Administrative Agent, for the pro rata accounts of the Lenders, (a) an exit fee (the “Exit Fee”) equal to 2.00% of the aggregate principal amount of the Facility on the Closing Date, payable on the earlier of (i) the Maturity Date, and (ii) the date on which the Facility is paid in full and all Commitments of the Lenders are terminated in full, (b) an extension fee (the “Extension Fee”) equal to 2.00% of the outstanding amount of the Facility, payable on any date the Maturity Date is extended pursuant to Section 2.14 hereof or otherwise, and (c) an unused fee equal to 0.75% of the average daily undrawn amount of the Facility during each calendar quarter, payable in arrears quarterly on the last day of each March, June, September, and December, commencing December 31, 2009, and on the Maturity Date. The Borrowers further agree jointly and severally to pay to the Administrative Agent for its own account or, as the case may be, for the account of the Lenders, the fees in the amounts and on the dates from time to time agreed to in writing by the Administrative Borrower on the one hand and the Administrative Agent and/or any Lenders, on the other.
          SECTION 2.07. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement or, if later, the date on which the affected Lender became a Lender under this Agreement, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Term Loans (excluding, for purposes of this Section 2.07, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.09 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon written demand by such Lender to the Administrative Borrower (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; and provided, however, that the Borrowers shall not be responsible for costs under this Section 2.07(a) arising more than 180 days prior to receipt by the Administrative Borrower of the demand from the affected Lender pursuant to this Section 2.07(a); and provided further that a Lender claiming additional amounts under this Section 2.07(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Administrative Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement or, if later, the date on which the affected Lender became a Lender under this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder, then, upon written demand by such Lender to the Administrative Borrower (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided, however, that the Borrowers shall not be responsible for costs under this Section 2.07(b) arising more than 180 days prior to receipt by the Administrative Borrower of the demand from the affected Lender pursuant to this Section 2.07(b). A certificate as to such amounts submitted to the Administrative Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.
          (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Term Loans as to which the rate of interest is determined by reference to the Eurodollar Rate or to continue to fund or maintain Term Loans hereunder as to which the rate of interest is determined by reference to the Eurodollar Rate, then, on notice thereof and demand therefor by such Lender to the Administrative Borrower through the Administrative Agent, (i) the obligation of such Lender to make Term Loans as to which the rate of interest is determined with reference to the Eurodollar Rate shall forthwith be suspended until the Administrative Agent shall notify the Administrative Borrower that such Lender has determined that the circumstances causing such suspension no longer exist (but such Lender shall make Term Loans in an amount equal to the amount of Term Loans that would have been made by such Lender at such time in the absence of such circumstances and such Term Loans shall bear interest at the rate equal to such Lender’s actual costs of making or maintaining such Term Loans plus ten percent (10.00%) per annum), and (ii) such Lender’s Term Loans then bearing interest at a rate of interest determined with reference to the Eurodollar Rate, if any, shall be converted automatically to Term Loans bearing interest at the rate equal to such Lender’s actual costs of making or maintaining such Term Loans plus ten percent (10.00%) per annum on the last day of each Interest Period applicable to such Term Loans or within such earlier period as may be required by law; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would allow such Lender or its Lending Office to continue to perform its obligations to make Term Loans or to continue to fund or maintain Term Loans and would not, in the commercially reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
          (d) In the event that any Lender demands payment of costs or additional amounts pursuant to this Section 2.07 or Section 2.09 or asserts, pursuant to Section 2.07(c), that it is unlawful for such Lender to make Term Loans bearing interest at a rate of interest determined with reference to the Eurodollar Rate or becomes a Defaulting Lender then (subject to such Lender’s right to rescind such demand or assertion within ten (10) days after the notice from the Administrative Borrower referred to below) the Administrative Borrower may, upon twenty (20) days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Term Loans and Commitments in full to one or more Persons selected by the Administrative Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Term Loans made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to this Section 2.07 and Section 2.09) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.
          SECTION 2.08. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.12), not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
          (b) The Borrowers hereby authorize each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrowers’ accounts with such Lender or such Affiliate any amount so due.
          (c) All computations of interest shall be made by the Administrative Agent based on the Eurodollar Rate or the Federal Funds Rate, as applicable, and each computation of interest or of fees, as applicable, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
          (d) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
          (e) If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Secured Party of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, that would not be so prohibited by applicable law or so result in a receipt by that Secured Party of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
          (i) first, by reducing the amount or rate of interest; and
          (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
          (f) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Term Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (g) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          (h) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which, such funds are to be applied, unless otherwise directed by the Lenders, the Administrative Agent, after the payment of all expenses due under the Loan Documents, shall distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the aggregate principal amount of all Term Loans outstanding at such time, in payment of such of the outstanding Term Loans or other Obligations then owing to such Lender.
          SECTION 2.09. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.08 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, fees, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes that are imposed on its overall net income by the United States, including any branch profit taxes, and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof), including any branch profits taxes, by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof), including any branch profits taxes by the state or foreign jurisdiction of such Lender’s Lending Office or any political subdivision thereof or where such Lenders are otherwise conducting business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
          (c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.09, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed by the relevant

Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.09, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Lender entitled to an exemption from, or reduction or, withholding tax shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender party to this Agreement as of the date hereof and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Administrative Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Administrative Borrower with two original Internal Revenue Service Forms W-8ECI or W-8BEN or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or any such form or forms as may be required under the laws of any jurisdiction other than the United States as a condition to exemption from, or reduction of, withholding tax in such jurisdiction, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender that has certified that it is not a “bank” as described above, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicate a United States or other interest withholding tax rate, as applicable, in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) of this Section 2.09 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI or the related certificate described above, or any forms required by any jurisdiction other than the United States that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Administrative Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Lender has failed to provide the Administrative Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.09 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
          SECTION 2.10. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment or participation pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all Lenders at such time, such Lender shall forthwith purchase from the other Lender such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (A) the purchase price paid to such Lender to (B) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such other Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan

Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.
          SECTION 2.11. Use of Proceeds. The proceeds of the Term Loans shall be used solely in accordance with the Budget in compliance with Section 5.04(a).
          SECTION 2.12. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Loan to the Borrowers and (iii) the Borrowers shall be jointly and severally required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrowers (or any of them) may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrowers to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Loan. In the event that, on any date, the Borrowers (or any of them) shall so set off and otherwise apply their obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Loan on or prior to such date, the amount so set off and otherwise applied by the Borrowers shall constitute for all purposes of this Agreement and the other Loan Documents a Term Loan by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Loan was originally required to have been made pursuant to Section 2.01. Such Term Loans shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Loan was originally required to have been made pursuant to Section 2.01. The Administrative Borrower shall notify the Administrative Agent at any time the Borrowers(or any of them) exercise their right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Loan required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Loan pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrowers to or for the account of such Defaulting Lender which is paid by the Borrowers, after giving effect to the amount set off and otherwise applied by the Borrowers pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.12.
          (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) the Borrowers shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrowers to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such

Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders in the following order of priority:
          (i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;
          (ii) second, to the Lenders for any Defaulted Amounts then owing to them, ratably in accordance with such respective Defaulted Amounts then owing to them; and
          (iii) third, to such Defaulting Lender.
Any portion of such amount paid by the Borrowers for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.
          (c) The rights and remedies against a Defaulting Lender under this Section 2.12 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Loan and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.
          SECTION 2.13. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Term Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrowers agree that upon notice by any Lender to the Administrative Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Term Loans owing to, or to be made by, such Lender, the Borrowers shall promptly execute and deliver to such Lender, with a copy to the Administrative Agent, a Note, in substantially the form of Exhibit A hereto payable to the order of such Lender (or, at such Lender’s request, payable to such Lender and its registered assigns), in a principal amount equal to the Term Loans of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.
          (b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall record (i) the date and amount of each Borrowing made hereunder, and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrowers hereunder and each Lender’s share thereof.

          (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or in such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.
          SECTION 2.14. Extension of Maturity Date.
          (a) Requests for Extension. The Administrative Borrower may, upon no less than ten (10) Business Days’ prior written notice from the Administrative Borrower to the Administrative Agent, request that the Maturity Date be extended by up to sixty (60) days. Such request may be made by the Administrative Borrower not more than once.
          (b) Conditions to Extension of Maturity Date. The agreement of the Administrative Agent and each Lender to extend the Maturity Date shall be subject, in each case, to the satisfaction, or waiver by the Required Lenders, of the following conditions precedent:
          (i) the Administrative Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Required Lenders, a certificate of each Loan Party, executed by a duly authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension of the Maturity Date and (B) certifying that, before and after giving effect to such extension of the Maturity Date, (I) the representations and warranties contained in Section 4.01 and the other Loan Documents are true and correct in all material respects on and as of the existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided, that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates, and (II) no Default or Event of Default exists or is continuing;
          (ii) the Administrative Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Required Lenders, projections demonstrating compliance, on a pro forma basis, with the financial covenants set forth in Section 5.04, for the period through which the Administrative Borrower has requested such extension of the Maturity Date;
          (iii) the Administrative Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Required Lenders, an updated Budget for the period through which the Borrower has requested such extension of the Maturity Date;

          (iv) no Default or Event of Default shall exist or be continuing or will occur as a result of or immediately after giving effect to any such extension;
          (v) the Administrative Borrower shall have paid to the Administrative Agent, for the pro rata account of each Lender, the Extension Fee payable pursuant to Section 2.06; and
          (vi) the Administrative Borrower shall have delivered all such instruments, documents and agreements as the Administrative Agent may reasonably request, duly executed and delivered by each party thereto.
          (c) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 8.01 to the contrary.
          SECTION 2.15. Joint and Several Obligations; Administrative Borrower.
          (a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
          (b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.
          (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
          (d) The Obligations of each of the Borrowers under the provisions of this Section 2.15 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.
          (e) Except as otherwise expressly provided in this Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans made under this Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, to the extent permitted by law, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Lenders.
          (f) The provisions of this Section 2.15 are made for the benefit of the Lenders and their successors and permitted assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and, to the extent permitted by law, without requirement on the part of the Lenders first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.
          (g) Any notice, request, waiver, consent or other action made, given or taken by any Borrower in connection with the Loan Documents shall bind all Borrowers.
          (h) Each Borrower hereby authorizes Holdco to act as agent for each Borrower (in such capacity, the “Administrative Borrower”) and to execute and deliver on behalf of each Borrower such notices, requests, waivers, consents, certificates and other documents, and to take any and all actions required or permitted to be delivered or taken by any Borrower hereunder.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND OF LENDING
          SECTION 3.01. Conditions Precedent to Borrowing Interim Order Amount. Section 2.01 of this Agreement shall become effective on and as of the first date on or before December 23, 2009 (the “Closing Date”) on which the following conditions precedent have been satisfied in a manner satisfactory to the Administrative Agent and the Required Lenders (and the obligation of each Lender to make any Term Loan on the occasion of the initial Borrowing hereunder is subject to the satisfaction or waiver in accordance with Section 9.01 hereof of such conditions precedent before or concurrently with the Closing Date):
          (a) The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent and the Required Lenders (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:
          (i) Executed counterparts of this Agreement and the Guaranty.
          (ii) The Notes to the extent requested by the Lenders pursuant to the terms of Section 2.13.
          (iii) A security agreement substantially in the form of Exhibit D-1 hereto (the “U.S. Security Agreement”) and a security agreement substantially in the form of Exhibit D-2 hereto (the “Canadian Security Agreement”), each duly executed by each applicable Loan Party, together with:
          (A) certificates representing the Initial Pledged Equity (to the extent certificated) referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, endorsed in blank;
          (B) financing statements in a form appropriate for filing under the Uniform Commercial Code or PPSA, as applicable, for all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) liens and security interests created under the Security Agreements, covering the Collateral described in the Security Agreements;
          (C) the Intellectual Property Security Agreements duly executed by each applicable Loan Party;
          (D) evidence of the completion of all other recordings and filings of or with respect to the Security Agreements that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder;

          (E) evidence of the insurance required by the terms of the Security Agreements; and
          (F) evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) liens and security interests created under the Security Agreements has been taken (including, without limitation, receipt of duly executed landlords’ and bailees’ waiver and consent agreements to the extent required under the Security Agreements).
          (iv) Certified copies of the resolutions of the Board of Directors (or equivalent entity) of each Loan Party (and to the extent required by the constituent documents of such Loan Party, the written consent of each of the holders of the Equity Interests of such Loan Party required to give written consent by such constituent documents) approving each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to each Loan Document to which it is or is to be a party.
          (v) A copy of a certificate of the Secretary of State of the jurisdiction of organization of each Loan Party (or certificate of status in respect of Parent and other Canadian Loan Parties), dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the constituent documents of such Loan Party and each amendment thereto on file in such Secretary’s office and that such amendments are the only amendments to such Loan Party’s constituent documents on file in such Secretary’s office, and (B) that such Loan Party is duly organized and in good standing or presently subsisting under the laws of the State of the jurisdiction of its organization; provided, that subject to Section 3.05, such certificate of status in respect of those Loan Parties listed on Schedule 3.05 shall be delivered in accordance therewith.
          (vi) A certificate of each Loan Party signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the constituent documents of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the organizational documents of such Loan Party as in effect on the Closing Date, (C) the due organization and good standing or valid existence of such Loan Party as an entity organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date; provided, that any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar language shall be true and correct in all respects on and as of the Closing Date and (E) in the case of the certificate from each Borrower, the absence of any event occurring and continuing, or resulting from the initial Borrowing, that constitutes a Default.

          (vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
          (viii) A certificate dated the Closing Date signed by the Chief Financial Officer of the Administrative Borrower, to the effect that (A) each of the representations and warranties of the Loan Parties contained in Article IV hereof is true and correct in all material respects as of the Closing Date; provided, that any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar language shall be true and correct in all respects as of the Closing Date and (B) all conditions to the effectiveness of this Agreement set forth in this Article III other than those which are subject to the discretion, satisfaction, consent or approval of the Agents (or any of them) or any Lender, have been satisfied (or, if applicable, waived) in all respects.
          (ix) Evidence of insurance naming the Collateral Agent as additional insured and loss payee with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks, as is satisfactory to the Required Lenders, including, without limitation, business interruption insurance.
          (x) Favorable opinions of Torys LLP, Canadian counsel to Parent and other Canadian Loan Parties, Stewart, McKelvey, Stikling & Scales, New Brunswick counsel to Parent and other Canadian Loan Parties, and Proskauer Rose, LLP, U.S. counsel for the other Loan Parties, substantially in the forms of Exhibit F-1 and F-2, respectively, hereto.
          (b) Since October 31, 2009 (i) there shall have occurred no Material Adverse Change and no material adverse change in the Collateral taken as a whole and (ii) there has been no material increase in the liabilities, liquidated or contingent, of Parent and its Subsidiaries, taken as a whole (other than the liabilities in respect of the Term Loans under the Loan Documents), or material decrease in the assets of Parent and its Subsidiaries taken as a whole.
          (c) There shall exist no action, suit, investigation, litigation or proceeding affecting Parent or any of its Subsidiaries pending or threatened before any Governmental Authority that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 4.01(f) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
          (d) All Governmental Authorizations and third party consents and approvals necessary in connection with the transactions contemplated by the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect; all applicable waiting periods in connection with the transactions contemplated by the Loan Documents shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lenders, in each case that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated by the Loan Documents or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
          (e) Reserved.
          (f) The Borrowers shall have filed the Chapter 11 Cases in the Bankruptcy Court on or before December 21, 2009.
          (g) The Bankruptcy Court shall have entered the Interim Order, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, within three (3) Business Days of the Petition Date, and such order shall be in full force and effect and shall not have been modified or amended (unless otherwise approved by the Required Lenders), reversed, stayed or subject to a motion for reargument or reconsideration. If the Interim Order is the subject of a pending appeal in any respect, none of the Interim Order, the making of the Term Loans, or the performance by the Borrowers of any of the Obligations shall be the subject of a presently effective stay pending appeal. The Loan Parties, the Agents and the Lenders shall be entitled to rely in good faith upon the Interim Order, notwithstanding objection thereto or appeal therefrom by an interested party. The Loan Parties, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objections or appeal unless the relevant order has been stayed by a court of competent jurisdiction.
          (h) The Closing Date shall have occurred within two (2) Business Days of the date that the Bankruptcy Court shall have entered the Interim Order.
          (i) The Administrative Agent shall have received a duly executed copy of the Plan Support Agreement, pursuant to which the Consenting Lenders agree to vote in favor of, and to support in all other respects, the Plan of Reorganization, and no party to the Plan Support Agreement shall have withdrawn its support or refused to abide by the terms thereof.
          (j) First day orders with respect to customary first day motions, including motions concerning payment of critical vendors, cash management and payment of wages and other employee benefits shall have been approved and entered by the Bankruptcy Court and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          (k) All orders (if any) providing for payment of prepetition indebtedness of the Loan Parties or affecting in any way the Obligations or the Collateral submitted for entry in the Cases shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders and, as entered, shall not deviate from the form thereof approved by the Lenders in any material respect which is adverse to the interests of the Lenders.
          (l) The Canadian Court shall have entered (i) all appropriate orders as are reasonably satisfactory to the Required Lenders, which shall correspond to the orders entered by the Bankruptcy Court in connection with the Cases, and (ii) an order of recognition of the Chapter 11 Cases in respect of Parent under the CCAA (the “Recognition Order”), which

(w) recognizes the Chapter 11 Cases in respect of Parent as “foreign proceedings” (as defined under Part IV of the CCAA), (x) imposes a stay of proceedings in respect of Parent, (y) recognizes the Interim Order with respect to the Facility in respect of Parent and (z) authorizes a superpriority charge and senior priming security interest in favor of the Collateral Agent and the Secured Parties.
          (m) Reserved.
          (n) The Administrative Agent shall have received the Budget prepared in good faith based upon reasonable assumptions which shall be reasonably satisfactory in all respects to the Administrative Agent and the Required Lenders, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Budget may differ from the projected results.
          (o) (i) The Restructuring Monitor shall be in place and operating as of the first day of the Chapter 11 Cases pursuant to an engagement letter, in form and substance reasonably satisfactory to the Required Lenders, and such engagement letter shall be in full force and effect, and (ii) the Borrowers shall have filed a motion with the Bankruptcy Court seeking approval of the engagement of such Restructuring Monitor.
          (p) The Administrative Agent shall have received a true and complete copy of the documents relating to the sale of the Canadian Refractive Centers duly executed by the parties thereto, which shall be in form and substance reasonably satisfactory to the Required Lenders.
          (q) The Borrowers shall have filed a motion to approve an order to permit the sale of certain assets of Parent (including the sale of the Canadian Refractive Centers) on the Petition Date.
          (r) The Security Agreements shall, upon entry of the applicable Order, be effective to create in favor of the applicable Agent a legal, valid and enforceable first priority security interest in and lien upon the Collateral subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to it.
          (s) Reserved.
          (t) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations, including, without limitation, the Patriot Act, as it shall have reasonably requested.
          SECTION 3.02. Conditions to Borrowings in Excess of the Interim Order Amount. The obligation of each Lender to make any Term Loan in excess of the Interim

Amount shall be subject to the satisfaction or waiver in accordance with Section 9.01 hereof of the following conditions precedent:
          (a) The Bankruptcy Court shall have entered the Final Order, which Final Order shall continue and confirm matters addressed in the Interim Order and shall not have been amended or modified (unless otherwise approved by the Required Lenders), stayed or reversed thereafter or subject to a motion for reargument or consideration. The Final Order shall authorize an extension of credit under the Facility in an amount not greater than the Final Order Amount. If the Final Order is the subject of a pending appeal in any respect, neither the Interim Order nor the making of the Term Loans, or the performance by the Borrowers of any of the Obligations shall be the subject of a presently effective stay pending appeal. The Borrowers, the Agents and the Lenders shall be entitled to rely in good faith upon the Final Order notwithstanding the objection thereto or appeal therefrom by any interested party. The Borrowers, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction.
          (b) The Administrative Agent shall have received all amendments to the relevant lease agreements between Parent and Intralase Corp., a Delaware corporation, in form and substance reasonably satisfactory to the Required Lenders, duly executed by the parties thereto.
          (c) The Loan Parties shall have used all reasonable efforts to seek a settlement of the claims by Michael Aronsky, M.D., Carol Hoffman, M.D., George Pronesti, M.D., and Anthony Zacchei, M.D. (collectively, the “Kremer Claims”) against Parent and its Subsidiaries, in form and substance satisfactory to the Required Lenders.
          (d) Reserved.
          (e) The Required Lenders shall be satisfied with the amount of fees and other compensation payable on an ongoing basis to the chairman of the board of directors of Parent and Holdco.
          SECTION 3.03. Conditions Precedent to All Borrowings. (a) The obligation of each Lender to make any Term Loan on the occasion of each Borrowing (including the initial Borrowing), shall be subject to the satisfaction or waiver in accordance with Section 9.01 hereof of the further conditions precedent that on the date of such Borrowing:
          (i) the following statements shall be true and the acceptance by the Borrowers of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrowers that both on the date of the applicable Notice of Borrowing and the date of such Borrowing, such statements are true:
          (A) the representations and warranties of each Loan Party contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case such representations and warranties were true and correct in all material respects as of such specific date; provided, that any representation or warranty that is qualified by materiality, “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates and
          (B) no Default or Event of Default has occurred and is continuing, or would result from such Borrowing;
          (ii) the Administrative Agent shall have received a Notice of Borrowing, in form and substance reasonably satisfactory to it; and
          (iii) the Borrowers shall have paid (A) to the Administrative Agent, for the benefit of the Secured Parties, all accrued and unpaid fees and expenses due to the Secured Parties in connection with the transactions contemplated by the Loan Documents (including accrued and unpaid fees and expenses described in any fee letters executed by the Borrowers in connection with this Agreement or in connection with any Lender’s commitment to provide financing under the Facility), (B) to legal counsel and financial advisers to the Required Prepetition Lenders (including, without limitation, Special Counsel, the Financial Advisor, Stikeman Elliott LLP, as Canadian counsel and Pachulski Stang Ziehl & Jones LLP, as Delaware counsel), all accrued and unpaid fees and expenses then due and payable to each of them under or in connection with the Prepetition Loan Documents and the refinancing or restructuring of the financing thereunder in the nature of a “work-out” or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto (including, without limitation, the Cases), in the case of each of (A) and (B), regardless of whether any grace period under the agreements pursuant to which the applicable fees and expenses are payable has expired; provided, that all payment in the case of (B) shall be made as provided in the Order as approved by the Bankruptcy Court on the Petition Date; and
          (iv) the Administrative Agent shall have received such other approvals, opinions or documents as the Required Lenders through the Administrative Agent may reasonably request.
          (b) Each Borrowing hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Borrowing that the conditions contained in this Section 3.03 have been satisfied.
          SECTION 3.04. Determinations Under Section 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Section 3.01 or Section 3.02, as applicable,, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto and, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

          SECTION 3.05. Conditions Subsequent to Closing Date. The obligation of the Lenders to continue to make the Term Loans to the Borrowers is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.05 (the failure by any Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an immediate Event of Default (it being understood and agreed that, to the extent that the existence of any such condition subsequent, or the failure to have satisfied such condition prior to the Closing Date, would otherwise cause any representation, warranty or covenant in this Agreement or any Loan Document to be breached, such breach shall not be deemed to have occurred to the extent such condition subsequent is satisfied as and when required pursuant to Schedule 3.05)).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of Borrowers. Each Borrower represents and warrants as follows:
          (a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company, limited liability partnership or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company, limited liability partnership or partnership (as applicable) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests of Holdco, TLC Management, and each other wholly owned Subsidiary of Parent have been validly issued, are fully paid and non-assessable and are owned by Parent free and clear of all Liens, except Permitted Liens and those created under the Collateral Documents, the Prepetition Loan Documents, the Interim Order and the Final Order.
          (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its organization, the address of its principal place of business and, as to each Loan Party organized in the United States or a state thereof, its U.S. taxpayer identification number. As of the date hereof, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(v) is a true and correct copy of each such document, each of which is valid and in full force and effect. All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except Permitted Liens and those created under the Collateral Documents, the Interim Order, the Final Order or under applicable law or under the charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents of such Loan Party.

          (c) Subject to approval of the Bankruptcy Court and pursuant to the Order, the execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated thereby, are within such Loan Party’s corporate, limited liability company, limited liability partnership or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company, limited liability partnership or limited partnership (as applicable) action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.
          (d) Except for the entry of the Order, no Governmental Authorization (other than the approval of the Bankruptcy Court), and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated thereby (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the filings required to create, perfect or preserve security interests under the Collateral Documents. All applicable waiting periods in connection with the transactions contemplated by the Loan Documents have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated by the Loan Documents or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.
          (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. Upon entry of the Order, this Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms.
          (f) Except for the Cases, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or to the knowledge of Parent, threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 4.01(f) hereto.
          (g) The Consolidated and, if otherwise provided, consolidating balance sheets of Parent and its Subsidiaries as at December 31, 2008, and the related Consolidated and, if otherwise provided, consolidating statements of income and Consolidated statement of cash flows of Parent and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, LLP, independent public accountants, and the Consolidated and, if otherwise provided, consolidating balance sheets of Parent and its Subsidiaries as at September 30, 2009, and the related Consolidated and, if otherwise provided, consolidating statements of income and Consolidated statement of cash flows of Parent and its Subsidiaries for the three months then ended, duly certified by the Chief Financial Officer of the Administrative Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2009, and said statements of income and cash flows for the three months then ended, to year end audit adjustments and the absence of footnotes, the Consolidated and, if otherwise provided, consolidating financial condition of Parent and its Subsidiaries as at such dates and the Consolidated and, if otherwise provided, consolidating results of operations of Parent and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis (subject to year end audit adjustments and the absence of footnotes).
          (h) The Consolidated and, if otherwise provided, consolidating forecasted balance sheets, statements of income and statements of cash flows of Parent and its Subsidiaries delivered to the Lenders were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Loan Parties’ best estimate of their future financial performance, it being acknowledged and agreed that the Loan Parties do not guaranty the realization or achievement of any forecasts or forward-looking statements delivered to the Administrative Agent and the Lenders pursuant to this Section 4.01(h).
          (i) No written information, exhibit or report furnished by or on behalf of any Loan Party (at such Loan Party’s explicit direction) to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading, it being acknowledged and agreed that the Loan Parties do not guaranty the realization or achievement of any forecasts or forward-looking statements delivered to the Administrative Agent and the Lenders Parties pursuant to this Section 4.01(i).
          (j) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Term Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (k) Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Term Loan, nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder or equivalent under the applicable securities laws of other jurisdictions.
          (l) Neither any Loan Party nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that would be reasonably likely to have a Material Adverse Effect.
          (m) No Loan Party nor any ERISA Affiliate maintains, sponsors, participates in, contributes to or has any obligation to contribute to any Plan or Multiemployer Plan, or has within the last six years, maintained, sponsored, participated in or contributed to, or had any obligation to contribute to, any Plan or Multiemployer Plan; no Loan Party nor any ERISA Affiliate has incurred any material liability under Title I or Title IV of ERISA with respect to any Plan or Multiemployer Plan for which any Loan Party could reasonably be expected to be liable; and no condition exists that would reasonably be expected to subject any Loan Party to any material tax, fine, Lien or other liability imposed by ERISA, the Internal Revenue Code or other applicable law with respect to any Plan or Multiemployer Plan.
          (n) (i) To the knowledge of the executive officers of Parent, except as otherwise set forth on Part I of Schedule 4.01(n) hereto, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;
          (ii) To the knowledge of the executive officers of Parent, except as otherwise set forth on Part II of Schedule 4.01(n) hereto, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or aboveground storage tanks or any surface or sub-surface impoundments, septic tanks, pits, wells, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries; and
          (iii) To the knowledge of the executive officers of Parent, except as otherwise set forth on Part III of Schedule 4.01(n) hereto, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been treated or disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
          (o) [Reserved].
          (p) Set forth on Schedule 4.01(p) hereto is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.
          (q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries (other than Investments in Loan Parties) on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.
          (r) Parent and its Subsidiaries (i) are not in violation of any applicable Requirement of Law, including any building, zoning, occupational safety and health, fair employment, equal opportunity, pension, environmental control, health care, certificate of need, health care facility licensing or similar federal, state or local law, ordinance or regulation, relating to the ownership or operation of their respective businesses or assets, (ii) have not failed to obtain any license, permit, certificate or other governmental authorization necessary for the conduct of their businesses or the ownership and operation of their assets, (iii) have not received any notice from any Governmental Authority, and to their knowledge no such notice is pending or threatened, alleging that Parent or any of its Subsidiaries has violated, or has not complied with, any Requirement of Law, condition or standard applicable with respect to any of the foregoing, and (iv) are not a party to any agreement or instrument, or subject to any judgment, order, writ, rule, regulation, code or ordinance, except to the extent that any violation, noncompliance, failure, agreement, judgment, etc. as described in clauses (i) through (iv) will not have a Material Adverse Effect.
          (s) Parent and its Subsidiaries have all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations necessary for the lawful conduct of their respective businesses or operations wherever now conducted and as planned to be conducted, pursuant to all applicable statutes, laws, ordinances, rules and regulations of all Governmental Authorities having, asserting or claiming jurisdiction over Parent or any of its Subsidiaries or over any part of their respective operations, except to the extent that the cumulative effect of noncompliance with the foregoing will not have a Material Adverse Effect. Copies of all material licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations shall be provided to the Administrative Agent upon request. Neither Parent nor any of its Subsidiaries is in default under any of such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations, and no event has occurred, and no condition exists, that with the giving of notice, the passage of time or both would constitute a default thereunder or would result in the suspension, revocation, impairment, forfeiture or non-renewal of any thereof, except to the extent that the cumulative effect of all such defaults, events, conditions, suspensions, revocations, impairments, forfeitures and non-renewals will not have a Material Adverse Effect. The continuation, validity and effectiveness of all such licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations will not be adversely affected by the transactions contemplated by this Agreement. Parent and its Subsidiaries know of no reason why they will not be able to maintain after the date hereof all licenses, permits, approvals, registrations, contracts, consents, franchises, qualifications, certificates of need, accreditations and other authorizations necessary or appropriate to conduct the businesses of Parent and its Subsidiaries as now conducted and presently planned to be conducted.
          (t) Upon the entry of the applicable Order, such Order shall be effective to establish and perfect the Collateral Agent’s security interest in the Collateral; provided, that the Collateral Agent may take any steps it deems necessary, in its sole discretion, to attach or perfect the Liens, which steps may include the filing of financing statements, mortgages, notices of liens or other similar documents. The Collateral Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings, or other defenses.
          (u) To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in the Budget. The Budget is based upon good faith estimates and assumptions believed by the Loan Parties to be reasonable at the time made, has been prepared on the basis of the assumptions stated therein and reflects the reasonable estimates of the Loan Parties of the results of operations and other information projected therein, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by the Budget may differ from the projected results.
          (v) Parent and its Subsidiaries have filed or caused to be filed all U.S. federal, state, local, and all non-U.S. provincial and other material tax returns that are required to be filed by it, all such tax returns were when filed, and continue to be, true, correct and complete in all material respects, and the filer thereof has paid (or caused to be paid) all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than the amounts which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Parent or its Subsidiaries, as the case may be); and no material tax Lien has been filed with respect to the property of Parent or any of its Subsidiaries and, to the knowledge of each Loan Party, no material claim is being asserted, with respect to any such tax, fee or other charge that could reasonably be expected to result in the filing of a tax Lien with respect to the property of Parent or any of its Subsidiaries.
          (w) Each of the Parent and its Subsidiaries is insured, in accordance with Section 9 of the Security Agreements, by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of Parent or any of its Subsidiaries (i) has received notice from any insurer or agent of such insurer that material expenditures will have to be made in order to continue such insurance or (ii) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not reasonably be expected to have a Material Adverse Effect, other than changes to such coverage and costs that may be necessitated by or result from the Borrowers’ status as debtors in possession.
          (x) To the extent applicable, each Loan Party is in compliance, in all material respects, with the Patriot Act.
ARTICLE V
COVENANTS
          SECTION 5.01. Affirmative Covenants. So long as any Term Loan or any other Obligation (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will:
          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and Healthcare Laws.
          (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither Parent nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
          (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
          (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (including, without limitation, business interruption) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Loan Party or such Subsidiary operates.
          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided that neither Parent nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of Parent or such Subsidiary, after consultation with the Restructuring Monitor, reasonably determines that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Loan Party, such Subsidiary or the Lenders.
          (f) Visitation Rights. At any time during normal business hours, permit representatives of the Required Lenders (including legal and financial advisers, auditors, appraisers, and any other consultants engaged from time to time at the direction of the Required Lenders) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Parent and any of its Subsidiaries, and to discuss the affairs, finances and accounts of Parent and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.
          (g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Parent and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.
          (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          (i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Loan Party or Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and in connection therewith shall not, and shall not permit any of its Subsidiaries to, enter into any agreement requiring payments inconsistent with the foregoing, provided that the foregoing shall not apply to (i) transactions between Loan Parties and (ii) customary fees to, and indemnifications of, non-officer directors of the Loan Parties in compliance with the Budget (subject to the proviso in Section 5.04(a)).
          (j) Covenant to Guarantee Obligations and Give Security. Upon (i) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or any such Subsidiary which on the date hereof is not a Guarantor or (ii) the acquisition of any property by any Loan Party, which, in the judgment of the Collateral Agent, constitutes Collateral and shall not already be subject to a perfected first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrowers’ expense:
          (A) in connection with the formation or acquisition of a Subsidiary within ten (10) days after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent and the Required Lenders, guaranteeing the other Loan Parties’ obligations under the Loan Documents;
          (B) within ten (10) days after such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent and the Required Lenders;
          (C) within ten (10) days after (A) such acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent and the Required Lenders, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent and the Required Lenders, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents;
          (D) within fifteen (15) days after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms;
          (E) within thirty (30) days after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent and the Required Lenders as to (1) the matters contained in clauses (A), (C) and (D) above, (2) such guaranties, guaranty supplements, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their terms and as to the matters contained in clause (D) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) such other matters as the Collateral Agent and the Required Lenders may reasonably request;
          (F) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Collateral Agent in its sole discretion, to the Collateral Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Subsidiary title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Collateral Agent and the Required Lenders, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after receipt thereof, be delivered to the Collateral Agent; and
          (G) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements;
provided, that notwithstanding anything to the contrary in this Section 5.01(j), the Loan Parties shall only be required to use commercially reasonable efforts to cause each non-wholly owned Subsidiary of any Loan Party to comply with the provisions of this Section 5.01(j).

          (k) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,
          (ii) promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver any and all acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time (and consent to the Agents recording or filing such instrument) in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so; and
          (iii) no later than 30 days following the Closing Date, provide evidence of receipt of ratings for the Facility from Moody’s and S&P, in each case acceptable to the Required Lenders.
          (l) Control Account Agreements. Deposit all cash held or received by it (other than the proceeds of the Term Loans, which shall be deposited in the DIP Proceeds Controlled Account) into any account held by TLC Management, which is subject to a Control Account Agreement pursuant to which the Agents are granted a first priority security interest in respect of such cash, in form and substance satisfactory to the Administrative Agent and the Required Lenders, duly executed by the financial institution at which such account is maintained. So long as no Default or Event of Default has occurred and is continuing, the Borrowers may withdraw amounts from such account to make payments consistent with the Budget.
          (m) Preparation of Environmental Reports. At the reasonable request of the Administrative Agent or the Collateral Agent from time to time, provide to the Lenders within sixty (60) days after such request, at the expense of the Borrowers, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Required Lenders, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if any Agent or the Required Lenders determine at any time that a material risk exists that any such report will not be provided within the time referred to above, such Agent or the Required Lenders may retain an environmental consulting firm to prepare such report at the expense of the Borrowers, and each Loan Party hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agents, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.
          (n) Healthcare Matters. Notify the Administrative Agent of (i)any receipt by any Loan Party of notice of any investigation or audit, or pending or threatened proceedings relating to, any material violation by any Loan Party or any of its Subsidiaries of any Healthcare Law, including, without regard to materiality, (A) any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions and (B) any criminal or civil investigation initiated, claim filed or disclosure required by the Office of the Inspector General, the Department of Justice, Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), or any other governmental authority, and (ii) any receipt by any Loan Party of a written recommendation from any governmental authority or other regulatory body that any Loan Party should have its licensure, provider or supplier number or accreditation suspended, revoked, or limited in any material way, or have its eligibility to participate in Medicare, Medicaid or any other government program to accept assignments or rights to reimbursement under Medicaid, Medicare, or any other government program regulations suspended, revoked, or limited in any material way.
          (o) Maintenance of Ratings. At all times from and after the date 30 days following the Closing Date, maintain ratings for the Facility from Moody’s and S&P, in each case acceptable to the Required Lenders.
          (p) Due Diligence. Use, and cause each of its Subsidiaries to use, its best efforts to provide all due diligence materials reasonably requested by the Administrative Agent or the Required Lenders or their legal and financial advisors (including due diligence materials with respect to any proposed asset sales and any severance obligations of Parent or any of its Subsidiaries to any employees or former employees).
          (q) Use of Proceeds. Use, and cause each of its Subsidiaries to use, the proceeds of the Term Loans only in accordance with the Budget and in compliance with Section 5.04(a).
          (r) Critical Vendors. Cause the Borrowers to file a motion with the Bankruptcy Court seeking approval of payment of critical vendors of the Borrowers acceptable to the Required Lenders no later than three (3) Business Days after the Petition Date.
          (s) Filing of Claims, Schedules, and Statement of Affairs in the Cases. Cause the Borrowers to file the respective schedules and statements of affairs with the Bankruptcy Court no later than fifteen (15) days after the Petition Date.
          (t) Last Day to File Claims. Cause the Borrowers to obtain an order from the Bankruptcy Court setting the bar date for prepetition claims in the Chapter 11 Case no later than twenty (20) days after the Borrowers filed their respective schedules and statements of affairs with the Bankruptcy Court.

          (u) Interim Order. Cause the Borrowers to file a motion with the Bankruptcy Court to approve the Interim Order on the Petition Date.
          (v) Call Center. Cause the Borrowers to file all necessary motions with the Bankruptcy Court seeking approval of (i) the rejection of the lease of Parent’s call center located at 5280 Solar Drive, City of Mississauga, Province of Ontario, and (ii) any settlement with I.T. Weapons Inc. with respect to the lease of the new call center located at 1535 Meyerside Drive, Unit 15 and 16, Mississauga, Ontario, Canada, if requested and approved by the Required Lenders, in the case of each (i) and (ii), no later than ten (10) days after the Petition Date.
          (w) Cash Management System. Cause the Borrowers to file on the Petition Date a motion with the Bankruptcy Court to approve the cash management systems used by the Borrowers, in a form reasonably satisfactory to the Required Lenders.
          (x) Vision Source, L.P. Take reasonable steps at all times to enforce their rights with respect to all distributions and payments owing to it or any of its Subsidiaries by Vision Source, L.P. (including, without limitation, payments due under the promissory note dated as of August 1, 2002, as amended, issued by Vision Source, L.P. in favor of TLC Capital Corporation, a Delaware corporation).
          (y) Canadian Refractive Centers. Cause the Borrowers to use their best efforts to sell the Canadian Refractive Centers on terms and conditions satisfactory to the Required Lenders.
          (z) Parent’s Assets. Cause the Borrowers to file all necessary motions with the Bankruptcy Court and Canadian Court, as soon as practicable, to seek approval to transfer substantially all assets from Parent to Holdco (other than the Canadian Refractive Centers).
          (aa) Canadian Court. Cause the Borrowers to seek all appropriate orders of the Canadian Court, reasonably satisfactory to the Required Lenders, which shall correspond to such court orders entered by the Bankruptcy Court, in each case within seven (7) days of the entry of such order by the Bankruptcy Court.
          (bb) Restructuring Monitor. Cause (i) the Restructuring Monitor to be in place and operating pursuant to an engagement letter, in form and substance reasonably satisfactory to the Required Lenders, and (ii) such engagement letter to remain in full force and effect.
          (cc) Kremer Claims. To the extent that settlement of the Kremer Claims, in form and substance satisfactory to the Required Lenders, is not reached on or before January 15, 2010, file and diligently pursue appropriate contested proceedings seeking to subordinate the Kremer Claims to the obligations owing to general unsecured creditors of Parent and its Subsidiaries.
          SECTION 5.02. Negative Covenants. So long as any Term Loan or any other Obligation (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, each Loan Party will not, at any time:

          (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code (or similar law) of any jurisdiction, a financing statement that names any Loan Party or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:
          (i) Liens created pursuant to the Loan Documents, Interim Order and the Final Order;
          (ii) Permitted Liens;
          (iii) Liens existing on the date hereof and described on Schedule 4.01(p) hereto;
          (iv) purchase money Liens upon or in real property or equipment acquired or held by Parent or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction, improvement or installation of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed, improved or installed (or the proceeds of any of the foregoing), and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt hereafter incurred secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(iv) at any time outstanding; and
          (v) Liens arising under Capitalized Leases permitted under Section 5.02(b)(iv) provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases (or the proceeds thereof).
          (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:
          (i) Debt under the Loan Documents;
          (ii) Debt under the Prepetition Loan Documents;
          (iii) (A) unsecured Debt arising in respect of purchasing card and/or corporate credit card programs not to exceed in the aggregate $1,000,000 at any time outstanding, and (B) unsecured Debt (not specified in clause (A) above) not to exceed in the aggregate $2,000,000 at any time outstanding, in the case of each of (A) and (B), as reflected in the Budget;
          (iv) (x) Capitalized Leases and Debt secured by purchase money Liens existing on the date hereof and listed on Schedule 5.02(b) hereto; provided that such Capitalized Leases and Debt shall not be refinanced, and Capitalized Leases and Debt secured by purchase money Liens hereafter incurred not to exceed an aggregate principal amount of $1,500,000 at any time outstanding, and (y) in the case of Capitalized Leases and Debt secured by purchase money Liens to which any Subsidiary of Parent is a party, Debt of Parent of the type described in clause (i) of the definition of “Debt” guaranteeing the Obligations of such Subsidiary under such Capitalized Leases and Debt secured by purchase money Liens;
          (v) Debt owed to any Borrower or a wholly owned Subsidiary of Parent, which Debt shall (x) in the case of Debt owed to a Loan Party, constitute Pledged Debt, (y) be on terms acceptable to the Administrative Agent and the Required Lenders and (z) be otherwise permitted under the provisions of Section 5.02(f); and
          (vi) Debt not otherwise specified above and existing on the date hereof and described in Schedule 5.02(b) hereto; provided that such Debt shall not be refinanced.
          (c) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.
          (d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so except that any Subsidiary of Parent may merge into or consolidate with any other Subsidiary of Parent; provided that in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of Parent and provided further that (i) in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor, (ii) notwithstanding the foregoing, no merger or consolidation shall be consummated between a Borrower and a Person that is not a Borrower, (iii) in each case, immediately before and after giving effect thereto, no Default shall have occurred and be continuing and, (iv) in the case of any such merger to which Parent is a party, Parent is the surviving entity.
          (e) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except
          (i) the sale of the Canadian Refractive Centers on terms and conditions satisfactory to the Required Lenders; provided that the Borrowers shall, on the date of receipt by any of them or any of their respective Subsidiaries of the Net Cash Proceeds from such sale, prepay the Term Loans pursuant to, and in the amount set forth in, Section 2.04 and apply the remaining Net Cash Proceeds, if any, in accordance with Section 2.04;
          (ii) sales of excess, obsolete or worn out equipment in the ordinary course of its business;
          (iii) sales, transfers or other dispositions of assets among Loan Parties subject to Section 5.01(i) hereof;
          (iv) the sale of any assets constituting a Cash Equivalent and maintained in a Securities Account, subject to the terms and conditions of the applicable Securities Account Control Agreement; and
          (v) mergers and consolidations permitted under Section 5.02(d), Investments permitted under Section 5.02(f) and transactions permitted under Section 5.02(g).
          (f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:
          (i) Investments by Parent and its Subsidiaries in their Subsidiaries outstanding on the date hereof;
          (ii) loans and advances to employees in the ordinary course of the business of Parent and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $50,000 at any time outstanding;
          (iii) Investments by Parent and its Subsidiaries in Cash Equivalents; and
          (iv) Investments existing on the date hereof and described on Schedule 4.01(q) hereto;
          (g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in Parent, except, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom: (i) each Subsidiary of the Parent may make dividends or other distributions to each Loan Party and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of such Equity Interests and consistent with the constituent documents of such Subsidiary and its course of dealings with the owners of its Equity Interests (including, without limitation, to allow such Loan Party or other owner to pay its franchise fees or similar taxes and fees required to maintain its corporate existence and its income taxes or the incomes taxes of any consolidated or affiliated group of which it is a member; and (ii) the Borrowers may declare and pay cash dividends to Parent not to exceed $200,000 in the aggregate to permit Parent to pay (A) reasonable and customary corporate and operating expenses (including reasonable out of pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers) and (B) franchise fees or similar taxes and fees required to maintain its organizational existence.
          (h) Amendments of Constitutive Documents. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents other than as required by law or as does not have a materially adverse effect on the interests of the Lenders, in each case, as promptly disclosed to the Administrative Agent.
          (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles, or (ii) Fiscal Year.
          (j) Prepayments, Etc., of Debt. (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except the prepayment of the Term Loan in accordance with the terms of this Agreement or (ii) amend, modify or change in any manner any term or condition of any Subordinated Debt, or permit any of its Subsidiaries to do any of the foregoing.
          (k) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties or (ii) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(iv) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt or (B) any Capitalized Lease permitted by Section 5.02(b)(iv) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto.
          (l) Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions.
          (m) Hedge Agreements. Enter or permit any of its Subsidiaries to enter into any Hedge Agreement.
          (n) Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests to the Borrowers or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Borrowers or any Subsidiary of the Borrowers (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except the Loan Documents; provided, that this Section shall not limit the ability of any Subsidiary to pay the

Borrowers or another Subsidiary for goods or services provided in the ordinary course of business.
          (o) ERISA. Maintain, sponsor, participate in or contribute to any Plan or Multiemployer Plan; or incur any material liability under Title I or any liability under Title IV of ERISA for which any Loan Party could be reasonably expected to be liable, or permit any of its Subsidiaries or ERISA Affiliates to do any of the foregoing.
          (p) Material Amendments. Make, or permit any of its Subsidiaries to make, any material amendment to any agreements with any employee or independent contractor (including, without limitation, any optometrist or surgeon providing refractive laser or other services) unless the Loan Parties reasonably determine that such amendment results in cash savings or improved liquidity for the Loan Parties after consultation with the Required Lenders.
          (q) Prepetition Indebtedness. Pay or discharge, or permit any of its Subsidiaries to pay or discharge, or cause to be paid or discharged, any Debt of such Loan Party incurred before the Petition Date other than payments:
          (i) approved by the Bankruptcy Court and consented to by the Required Lenders;
          (ii) consistent with the Budget;
          (iii) required to be made to the Prepetition Agents and the Prepetition Lenders pursuant to the Orders (including, without limitation, amounts payable to the Special Counsel, the Financial Adviser, Stikeman Elliott LLP, as Canadian counsel, and Pachulski Stang Ziehl & Jones LLP, as Delaware counsel, each in connection with their representation of certain Prepetition Lenders); and
          (iv) as required in the Plan of Reorganization, on or about the effective date of the Plan of Reorganization (except as otherwise expressly provided for therein).
None of the Loan Parties shall, without the consent of the Required Lenders, file any motion with the Bankruptcy Court in accordance with Section 546(h) of the Bankruptcy Code seeking to return any goods shipped to any of the Loan Parties prior to the Petition Date.
          (r) Bankruptcy Chapter 11 Cases. Seek, consent or suffer to exist or permit any of its Subsidiaries to seek, consent or suffer to exist (i) any modification, stay, vacation or amendment to the Orders; (ii) a priority claim for any administrative expense or unsecured claim against any Borrower or any Guarantor (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of any kind specified in Section 503(b) or 507(b) of the Bankruptcy Code or, from and after the entry of the Final Order, Section 506(c) of the Bankruptcy Code) equal to or superior to the priority claim of the applicable Agent and the Lenders in respect to the Obligations other than the Carve Out; and (iii) any Lien on any Collateral having a priority equal or superior to the Liens in favor of the applicable Agent and the Lenders in respect of the Obligations or the Liens in favor of the applicable Prepetition Agent and the Prepetition Lenders in respect of the Prepetition Lender

Debt, in each case other than Liens expressly permitted to be equal or superior in priority pursuant to this Agreement.
          (s) Success and Other Similar Fees. Make, or permit any of its Subsidiaries to make payment of any success, transaction, opinion or similar fee to any financial adviser engaged by Parent or any of its Subsidiaries or Affiliates.
          (t) Control Account Agreements. Permit the aggregate amount of cash maintained by any Loan Party at any financial institution at any time to exceed $5,000 for more than one Business Day unless such Loan Party has (i) executed and delivered to the Agents a Control Account Agreement, in form and substance reasonably satisfactory to the Required Lenders and executed by such financial institution, and (ii) taken all other steps necessary or, in the opinion of the Collateral Agent, desirable to ensure that the Collateral Agent has a perfected first priority security interest in such cash (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement); provided, that if such Loan Party is unable to obtain such agreement from such financial institution, such Loan Party shall promptly transfer all cash maintained at such financial institution to a financial institution from which such Loan Party has obtained such an agreement.
          (u) DIP Proceeds Controlled Account. Deposit any cash held or received by it into the DIP Proceeds Controlled Account other than proceeds of the Term Loans in accordance with the terms hereof.
          SECTION 5.03. Reporting Requirements. So long as any Term Loan or any other Obligation (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, each Loan Party will cause to be furnished to the Agents and the Lenders:
          (a) Default Notice. As soon as possible and in any event within two days after any executive officer of any Loan Party is actually aware of the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the Chief Financial Officer of the Administrative Borrower setting forth details of such Default and the action taken and proposed to be taken with respect thereto.
          (b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for Parent and its Subsidiaries, including therein Consolidated and, if otherwise provided, consolidating balance sheets of Parent and its Subsidiaries as of the end of such Fiscal Year and Consolidated and, if otherwise provided, consolidating statements of income and a Consolidated statement of cash flows of Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by (i) an opinion as to such audit report of Ernst & Young, LLP or other independent public accountants of recognized standing acceptable to the Required Lenders and (ii) a report of such independent public accountants as to Parent’s internal controls required under Section 404 of the Sarbanes-Oxley Act of 2002, if any, in each case certified in a manner to which the Required Lenders have not objected, together with (A) a certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of Parent and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Administrative Agent and the Required Lenders of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04 and (C) a certificate of the Chief Financial Officer of the Administrative Borrower stating that (1) no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that has been taken and is proposed with respect thereto and (2) Parent and its Subsidiaries have paid to each appropriate taxing authority the full amount that each is required to pay in respect of income tax for such year.
          (c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and, if otherwise provided, consolidating balance sheets of Parent and its Subsidiaries as of the end of such quarter and Consolidated and, if otherwise provided, consolidating statements of income and Consolidated statement of cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated and, if otherwise provided, consolidating statements of income and a Consolidated statement of cash flows of Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the Chief Financial Officer of the Administrative Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that has been taken and is proposed with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent and the Required Lenders of the computations used by Parent and its Subsidiaries in determining compliance with the covenants contained in Section 5.04.
          (d) Cash Flow Forecast. On Thursday of each week (or, if such day is not a Business Day, on the immediately succeeding Business Day), rolling thirteen week Consolidated cash flow forecasts of Parent and its Subsidiaries and an updated comparison to the budgeted amounts from the prior week’s Consolidated cash flow projections in a form satisfactory to the Required Lenders.
          (e) Chief Financial Officer Report and Certificate. On Thursday of each week (or, if such day is not a Business Day, on the immediately succeeding Business Day),
          (i) a report of the Chief Financial Officer of the Administrative Borrower which sets forth:
          (A) a reconciliation of actual results for the prior week to the corresponding amounts reflected in the Budget, with explanations for any variance in any line item in excess of 10%;

          (B) a reconciliation of each of “total operating cash receipts” and “total operating cash disbursements” (as reflected in the Budget and measured weekly on a cumulative basis starting with the period ending three (3) weeks after the Petition Date) to the corresponding amounts reflected in the Budget, with explanations for any variance by line item in excess of 10%;
          (C) information with respect to asset sales, cost savings, facility closures and such other information reasonably requested by the Required Lenders; and
          (ii) a certificate of the Chief Financial Officer of the Administrative Borrower (A) stating that no proceeds of the Term Loans have been used for any item not set forth in the Budget and (B) as to (1) Liquidity as of Friday of the previous week, (2) any changes to or non-compliance with either of the Liquidity Guidelines through Friday of the previous week, together with reasonable supporting detail and calculations, (3) the aggregate amount of severance obligations due and payable to all employees or former employees of Parent or any of its Subsidiaries during the previous week, and (4) the aggregate amount of severance payments made to all employees or former employees of Parent and any of its Subsidiaries during the previous week.
          (f) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule 4.01(f) hereto. Promptly after receipt thereof, notice of any Governmental Authority or other Person that such Governmental Authority or other Person has rescinded or not renewed, or intends to rescind or not renew, any material license, accreditations and approvals of any Governmental Authorities and all other Persons necessary for any Loan Party or any of its Subsidiaries to own its assets or to carry on its business.
          (g) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.
          (h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 5.03(h).
          (i) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries or any of their respective properties, with any Environmental Law or

Environmental Permit that could reasonably be expected to have a Material Adverse Effect, as well as any actual or threatened release, pollution or other environmental condition at or from any of the properties of any Loan Party or any of its Subsidiaries, that could reasonably be expected to constitute a violation of any Environmental Law.
          (j) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased by any Loan Party during such Fiscal Year.
          (k) Insurance. As soon as available and in any event no later than January 15th of each year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for Parent and its Subsidiaries as of the last day of the immediately preceding Fiscal Year and containing such additional information as any Agent, or any Lender through the Administrative Agent, may reasonably specify.
          (l) Casualty Losses. Promptly upon learning of any casualty loss or event not insured against in an amount in excess of $100,000, notice of such loss or event.
          (m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request, including without limitation updating any information previously provided pursuant to Section 9.12 hereof.
          (n) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, Consolidated balance sheets, statements of income and statements of cash flows of Parent and its Subsidiaries (i) for such month, and (ii) for the portion of the Fiscal Year then ended, setting forth in each case, in comparative form, the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by the Chief Financial Officer of the Administrative Borrower as having been prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that has been taken and is proposed with respect thereto and, an updated comparison to the budgeted amounts for such period set forth in the Budget, in a form satisfactory to the Required Lenders.
          (o) Termination of Contracts, Etc. Promptly after the occurrence thereof, written notice of (i) termination of any material contract to which any Loan Party is a party, (ii) failure of any franchisee to make any payment in an aggregate amount in excess of $250,000 more than three months past due to any Subsidiary, and (iii) any tax audit or assessment of taxes on any Loan Party.
          (p) Restructuring Monitor Report. On Thursday of each week (or if such day is not a Business Day, on the immediately succeeding Business Day), a report with respect to the

Budget from the Restructuring Monitor reasonably satisfactory in all respects to the Administrative Agent and the Required Lenders.
          SECTION 5.04. Financial Covenants. So long as any Term Loan or any other Obligation (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment hereunder, each Loan Party will:
          (a) Budget Compliance. Not make or permit any of its Subsidiaries to make payments other than those set forth in the Budget; provided, that:
          (i) “total operating cash receipts” (as reflected in the Budget and measured weekly on a cumulative basis starting with the period ending three (3) weeks after the Petition Date) may be less than the corresponding amounts set forth in the Budget if such “total operating cash receipts” (A) for all cumulative weekly periods ending from the date three (3) weeks after the Petition Date to the date six (6) weeks after the Petition Date, are not less than 88% of the corresponding amounts reflected in the Budget, (B) for all cumulative weekly periods ending from the date seven (7) weeks after the Petition Date to the date twelve (12) weeks after the Petition Date, are not less than 90% of the corresponding amounts reflected in the Budget, and (C) for all cumulative weekly periods ending from and after the date thirteen (13) weeks after the Petition Date, are not less than 92.5% of the corresponding amounts reflected in the Budget;
          (ii) “total operating cash disbursements” (as reflected in the Budget and measured weekly on a cumulative basis starting with the period ending three (3) weeks after the Petition Date) may be more than the corresponding amounts set forth in the Budget if such “total operating cash disbursements” (A) for all cumulative weekly periods ending from the date three (3) weeks after the Petition Date to the date six (6) weeks after the Petition Date, are not more than 112% of the corresponding amounts reflected in the Budget, (B) for all cumulative weekly periods ending from the date seven (7) weeks after the Petition Date to the date twelve (12) weeks after the Petition Date, are not more than 110% of the corresponding amounts reflected in the Budget, and (C) for all cumulative weekly periods ending from and after the date thirteen (13) weeks after the Petition Date, are not more than 107.5% of the corresponding amounts reflected in the Budget;
          (iii) each of the line items for “marketing” and “occupancy” respectively (as reflected in the Budget and measured weekly on a rolling three (3) week basis starting with the period ending three (3) weeks after the Petition Date) may be more than the corresponding amounts set forth in the Budget if each such line item is not more than 115% of the corresponding amounts reflected in the Budget; and
          (iv) the sum of the line items for “refractive center procedures” and “refractive access procedures” (as reflected in the Budget and measured weekly on a rolling three (3) week basis starting with the period ending three (3) weeks after the

Petition Date) may be less than the sum of the corresponding amounts set forth in the Budget if such sum is not less than 85% of the sum of the corresponding amounts reflected in the Budget.
          (b) Minimum Liquidity. Cause minimum Liquidity at all times to be no less than $2,500,000.
          (c) Capital Expenditures. Make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all Capital Expenditures made by Parent and its Subsidiaries during any Fiscal Year to exceed the amounts as set forth in the Budget.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) (i) the Borrowers shall fail to pay any principal of any Term Loan when the same shall become due and payable or (ii) the Borrowers shall fail to pay any interest on any Term Loan, or any Loan Party shall fail to make any other payment under any Loan Document, in each case under this clause (ii) within three (3) calendar days after the same shall become due and payable;
          (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made;
          (c) Parent shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or (i), Section 5.02 or Section 5.04;
          (d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for fifteen (15) days after the earlier of the date on which (i) any executive officer of a Loan Party becomes actually aware of such failure or (ii) written notice thereof shall have been given to the Borrowers by any Agent or any Lender;
          (e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any postpetition Debt, or any prepetition Debt if, by order of the Bankruptcy Court issued with respect to such prepetition Debt, the default thereunder entitles the holder thereof to relief from the automatic stay of Section 362 of the Bankruptcy Code, in an aggregate amount in excess of $250,000 (excluding Debt outstanding under the Loan Documents), or (ii) if any other event (other than with respect to the filing of the Cases) shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature, or (iii) if any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or (iv) an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in the case of each (ii) through (iv), prior to the stated maturity thereof;
          (f) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $250,000 (after application of any insurance as to which the applicable insurance company has accepted responsibility to cover such judgment or order, but inclusive of any deductible amount) shall be rendered against any Loan Party or any of its Subsidiaries after the Petition Date and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
          (g) any non monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries after the Petition Date that is reasonably likely to have a Material Adverse Effect, and there shall be any period of fifteen (15) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
          (h) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or Section 5.01(j) shall for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing;
          (i) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or Section 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (subject to the Carve Out and other Liens permitted to be equal or superior in priority under this Agreement) lien on and security interest in Collateral purported to be covered thereby, except as otherwise provided in such Collateral Document;
          (j) a Change of Control shall occur;
          (k) (i) any Loan Party shall be enjoined from conducting any material part of its business, (ii) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes the cessation or substantial curtailment of a material portion of the revenue producing activities of Parent or any of its Subsidiaries, or (iii) or there shall occur any damage to, or loss, theft or destruction of, any assets of any Loan Party or any of its Subsidiaries, that are used or useful in a material portion of their business (not fully covered by insurance as to which the applicable insurance company has accepted full responsibility to cover such damage, loss, theft or destruction);
          (l) the Bankruptcy Court (or the Canadian Court, as applicable) shall enter any order (i) amending, reversing, revoking, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Interim Order, the Final Order or any other order with respect to the Chapter 11 Cases affecting in any material respect this Agreement or the Loan

Documents, without the Required Lenders’ consent, (ii) appointing a Chapter 11 trustee or an examiner, with enlarged powers relating to the operation of the business pursuant to Section 1104 of the Bankruptcy Code (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) in the Chapter 11 Cases, or a receiver, interim-receiver, receiver and manager, trustee in bankruptcy of any official with similar powers under CCAA or BIA with respect to any of the Borrowers, any of the Guarantors or any of their respective assets, (iii) dismissing any of the Chapter 11 Cases or converting any of the Chapter 11 Cases to a case under Chapter 7 of the Bankruptcy Code, or (iv) granting relief from the automatic stay to any creditor holding or asserting a Lien or reclamation claim on the assets of any of Borrower to permit such creditor to foreclose upon or to reclaim Collateral with a value in excess of $250,000;
          (m) a motion shall be filed by any of the Borrowers for the approval of any other Superpriority Claim in the Chapter 11 Cases (other than the Carve Out) which is pari passu with or senior to the claims of any of the Agents or the Lenders against any of the Loan Parties unless after giving effect to the transactions contemplated by such motion, all Obligations of any Loan Party under the Loan Documents (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) shall be paid in full in cash;
          (n) [Reserved];
          (o) the failure of the Bankruptcy Court to enter the Interim Order, in form and substance reasonably satisfactory to the Required Lenders, within seven (7) days after the filing of the motion to approve the Interim Order;
          (p) the failure of the Borrowers to have filed with the Bankruptcy Court the Plan of Reorganization and a disclosure statement with respect thereto, each in form and substance reasonably satisfactory to the Required Lenders (including, without limitation, the terms set forth in the Plan Term Sheet), within ten (10) Business Days of the Petition Date;
          (q) the failure of the Bankruptcy Court to enter the Final Order, in form and substance reasonably satisfactory to the Required Lenders (including, without limitation, approval of the Facility) within forty-five (45) days after the date of entry of the Interim Order;
          (r) the failure of the Borrowers to obtain an order from the Bankruptcy Court approving the disclosure statement with respect to the Plan of Reorganization, in form and substance reasonably satisfactory to the Required Lenders, within sixty (60) days of the Petition Date;
          (s) the failure of the Borrowers to obtain an order from the Bankruptcy Court (and in the case of Parent, the Canadian Court) confirming the Plan of Reorganization, in form and substance reasonably satisfactory to the Required Lenders (including, without limitation, the terms set forth in the Plan Term Sheet), within one hundred and twenty (120) days of the Petition Date;

          (t) the failure of the Plan of Reorganization, in form and substance reasonably satisfactory to the Required Lenders, to become effective within one hundred and fifty (150) days of the Petition Date;
          (u) the failure of the Borrowers to comply in all material respects with the Orders or any other order of the Bankruptcy Court applicable to the Borrowers;
          (v) any of the Borrowers shall file a motion in any of the Chapter 11 Cases (i) except as provided in the Orders or in the Plan of Reorganization, to use cash collateral of the Lenders under Section 363(c) of the Bankruptcy Code without the Required Lenders’ consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (iii) to take any other action or actions adverse to the Lenders or their rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating the Secured Parties’ interest in any of the Collateral;
          (w) any Material Adverse Effect shall occur;
          (x) the occurrence of (i) any material deterioration in the value of the Collateral of the Loan Parties taken as whole or (ii) any material damage to or loss of assets of the Loan Parties taken as a whole (after application of any insurance as to which the applicable insurance company has accepted responsibility to cover such damage or loss, but inclusive of any deductible amount);
          (y) an order terminating exclusivity has been entered by the Bankruptcy Court or requested of the Bankruptcy Court unless actively contested by the Borrowers;
          (z) (i) any filing with respect to any Borrower, whether voluntary or involuntary, under Chapter 11 or Chapter 7 of the Bankruptcy Code, BIA or CCAA, shall be commenced without the prior consent of the Required Lenders, or (ii) any filing with respect to any direct or indirect Subsidiary of Parent (other than Holdco and TLC Management), whether voluntary or involuntary, under Chapter 11 or Chapter 7 of the Bankruptcy Code, BIA or CCAA shall have been commenced; or
          (aa) the Restructuring Monitor shall cease to be in place and operating pursuant to an engagement letter, in form and substance reasonably satisfactory to the Required Lenders, or such engagement letter shall cease to be in full force and effect, then, and in any such event, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Administrative Borrower, declare (A) the Commitments of each Lender and the obligation of each Lender to make Term Loans to be terminated, whereupon the same shall forthwith terminate, and (B) the Term Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts shall be forthwith due and payable.
          SECTION 6.02. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, following the giving of three (3) Business Days’ written notice to the Administrative Borrower, the Creditors Committee and the United States Trustee, unless the Bankruptcy Court determines that an Event of Default has not occurred and/or is not continuing, the automatic stay shall automatically be terminated at the end of such three (3) Business Day period without further notice or order and, subject to the terms and conditions of the Intercreditor Agreement, the Agents and the Lenders, shall be permitted to (a) sweep any or all cash in the DIP Proceeds Controlled Account and any other account of a Loan Party subject to a Control Account Agreement to prepay the Term Loans and to pay all other Obligations of any Loan Party under the Loan Documents to the Secured Parties, (b) foreclose on all or any portion of the Collateral and collect accounts receivable and apply the proceeds thereof to the Obligations of any Loan Party under the Loan Documents, (c) occupy the Loan Parties’ premises, (d) execute going-out-of business sales and (e) otherwise exercise remedies permitted by applicable nonbankruptcy law. During such three (3) Business Day notice period described in the first sentence of this Section 6.02, the Borrowers and any Creditors’ Committee shall be entitled to an emergency hearing with the Bankruptcy Court for the sole purpose of contesting whether an Event of Default has occurred and/or is continuing. Upon the occurrence and during the continuance of an Event of Default upon the direction of the Required Lenders, the Borrowers shall pursue an immediate sale of the Collateral (including, without limitation, the Canadian Refractive Centers) pursuant to the provisions of Section 363 of the Bankruptcy Code, in a manner satisfactory to the Required Lenders, proceeds of which shall be used to pay the Obligations of any Loan Party under the Loan Documents to the Secured Parties.
ARTICLE VII
THE AGENTS
          SECTION 7.01. Authorization and Action. (a) Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or if so required under this Agreement, all Lenders), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that, in such Agent’s reasonable opinion, could expose such Agent to personal liability or that is contrary to this Agreement or applicable law.
          (b) In furtherance of the foregoing, each Lender hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

          (c) Each Lender hereby appoints the Collateral Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Collateral Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Collateral Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
          (d) Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.
          (e) With respect to the release of Collateral, the Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any property covered by this Agreement or the other Loan Documents or to release a Subsidiary from its obligations as Guarantor, if applicable, and to execute and deliver all documents referred to in Section 9.11 (i) upon termination or expiration of the Commitments, the payment and satisfaction of all Obligations (other than contingent indemnification and reimbursement Obligations in respect to which no claim for payment has been asserted by the Person entitled thereto) arising with respect to the Term Loans (including, without limitation, all fees and expenses payable hereunder and under the other Loan Documents); or (ii) constituting property being sold or disposed of in compliance with the provisions of the Loan Documents (and the Collateral Agent may rely in good faith conclusively on any certificate stating that the property is being sold or disposed of in compliance with the provisions of the Loan Documents, without further inquiry); provided, however, that (A) the Collateral Agent shall not be required to execute any release on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (B) such release shall not in any manner discharge, affect or impair any Liens upon all interests retained, all of which shall continue to constitute part of the Collateral covered by the Loan Documents.
          (f) Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents. The duties of the Agents shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, the use of the term “agent” herein or in the other Loan Documents (or any similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express)

obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          SECTION 7.02. Agents’ Reliance, Etc. Neither any Agent nor any Agent Party shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation (including with regard to the existence, value or collectibility of the Collateral) to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the existence, perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto, or for any failure of any Loan Party to perform its obligations hereunder or thereunder; (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties; and (f) shall incur no liability for any apportionment or distribution of payments made in good faith pursuant to Section 2.08 without any gross negligence or willful misconduct, and if any such apportionment or distribution is subsequently determined to have been made in error but without any gross negligence or willful misconduct, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from the other Lenders any payment in excess of the amount which they are determined to be entitled to (and such other Lenders hereby covenant and agree to return promptly to such Lender any erroneous payment received by them).
          SECTION 7.03. Rights as a Lender. Each Lender serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Lender serving as an Agent hereunder in its individual capacity. Such Lenders and their Affiliates may accept deposits from, lend money to, act as trustee under the indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if such Lenders were not Agents and without any duty to account therefor to the other Lenders No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

          SECTION 7.04. Lender Credit Decision. Each Lender expressly acknowledges that neither the Agents nor any other Agent Party have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs or property of a Loan Party or any Affiliate of a Loan Party or any acceptance or consent to any such review, shall be deemed to constitute any representation or warranty by any Agent to any Lender as to any matter, including as to whether Agent Parties have disclosed material information in their possession. Each Lender also acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of an Agent or Agent Party.
          SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify each Agent and each other Agent Party (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent or Agent Party in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent’ under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Agent Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction; provided, further, that no action by any Agent or Agent Party taken or refrained from in accordance with the directions or consent of the Required Lenders (or if so required under this Agreement, all Lenders) shall be deemed to constitute gross negligence or willful misconduct of such Agent or Agent Party for purposes of this Section 7.05. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of this Section 7.05, each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Term Loans outstanding at such time and owing to such Lender and (ii) the aggregate unused portion of such Lender’s Commitments at any time prior to the Final Order Funding Date. The failure of any Lender to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lender to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
          SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Administrative Borrower and may be removed at any time with or without cause by the Required Lenders upon 3 Business Days notice; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent and released from all of its obligations in respect thereof; provided, further, that the successor Administrative Agent shall not be required, but shall be permitted, to act as replacement Collateral Agent. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender or a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
          SECTION 7.07. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall promptly give notice thereof to the Lenders. Each Agent shall take such action with respect to such Default or Event of Default in accordance with Section 7.01.

          SECTION 7.08. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates or assignees, may rely on the Administrative Agent to carry out such Lender’s , Affiliate’s or assignee’s customer identification program, or other obligations required or imposed under or contained in 21 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.
ARTICLE VIII
PRIORITY AND COLLATERAL SECURITY
          SECTION 8.01. Superpriority Claims and Collateral Security.
          (a) The Borrowers jointly and severally warrant and covenant that, except as otherwise expressly provided in this paragraph, upon the entry of the applicable Order, the Obligations of any Loan Party under the Loan Documents:
          (i) shall at all times constitute a Superpriority Claim in the Chapter 11 Case of the Borrowers having priority, pursuant to Section 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve Out), over the other administrative claims of any entity, including, without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law), 1113 and 1114 of the Bankruptcy Code, and any other provision of the Bankruptcy Code (including, subject to entry of the Final Order, Section 506(c)), and shall at all times be senior to the rights of the Loan Parties, the Loan Parties’ estates, any successor trustee to the extent permitted by law, or any other creditor in the Chapter 11 Cases;
          (ii) pursuant to Sections 361, 362, 364(c)(2), 364(c)(3), and 364(d) of the Bankruptcy Code and the Security Agreements, shall at all times be secured by, and each Loan Party hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a continuing, valid, binding, enforceable, non-avoidable and automatically properly perfected post-petition security interest and first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement) Lien on all existing and after acquired real and personal property and other assets of the Borrowers, tangible and intangible, whether now owned by or owing to, or hereafter acquired by or arising in favor of the Loan Parties, whether owned or consigned by or to, or leased from or to the Loan Parties and regardless of where located, including without limitation, (A) the Collateral (as defined in the Security Agreements), (B) all avoidance power claims and actions arising under Section 549 of the Bankruptcy Code relating to postpetition transfers of Collateral and any proceeds thereof, (C) subject to entry of the Final Order, all avoidance power claims and actions under Chapter 5 of the

Bankruptcy Code and any proceeds thereof, (D) subject to entry of the Final Order, the security interest will not be subject to Section 551 of the Bankruptcy Code nor shall Collateral be surcharged pursuant to Section 506(c) of the Bankruptcy Code, and (E) any unencumbered assets of the Loan Parties.
          (b) The Borrowers jointly and severally warrant and covenant that, except as otherwise expressly provided in this Section 8.01, upon the entry of the Recognition Order, the Obligations of the Parent under the Loan Documents shall at all times be secured by a superpriority charge and senior priming security interest over all of the present and future assets of the Parent with priority over all existing liens and security (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to this Agreement).
          (c) Such Superpriority Claim and Liens referred to in Section 8.01(a) shall be subject to the Carve Out, but shall otherwise be senior in priority to the adequate protection Liens securing the Prepetition Lender Debt and all other Liens on the assets and properties of the Borrowers other than Liens permitted under this Agreement, entitled to priority under applicable nonbankruptcy law.
          SECTION 8.02. Collateral Security Perfection. The Borrowers agree to take all action that any Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Liens for the benefit of the Secured Parties upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents, instruments and financing statements, providing such notices to third parties, obtaining such consents from any Governmental Authority and providing such other instruments and documents in recordable form, as the Collateral Agent or the Required Lenders may reasonably request. Each Loan Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the State of Delaware or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of the State of Delaware or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether any Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party, and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to the Agents promptly upon request. Notwithstanding the provisions of this Section 8.02, the Agents and the Lenders shall have the benefit of the Interim Order and the Final Order.
          SECTION 8.03. Guarantees. The Obligations shall be guaranteed by the Guarantors pursuant to the terms of the Guaranty.
          SECTION 8.04. No Discharge; Survival of Claims. Pursuant to Section 1141(d)(4) of the Bankruptcy Code, the Borrowers hereby waive any discharge of the

Obligations with respect to any plan of reorganization that shall not provide for the payment in full in cash of the Obligations (other than contingent indemnification and reimbursement Obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) under this Facility.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:
          (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.03.
          (ii) change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Term Loans, that, in each case, shall be required for the Lenders or any of them to take any action hereunder;
          (iii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders;
          (iv) release all or substantially all of the Collateral in any transaction or series of related transactions;
          (v) amend this Section 9.01; or
          (vi) reduce the percentage specified in the definition of “Required Lenders”.
          (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:
          (i) increase the Commitments of a Lender without the consent of such Lender;
          (ii) reduce the principal of, or stated rate of interest on, the Term Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

          (iii) postpone any date scheduled for any payment of principal of, or interest on, the Term Loans pursuant to Section 2.03 or Section 2.05 or any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender;
provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.
          SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopy or electronic communication) and mailed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Administrative Borrower at its address at 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri 63017, Attention: Patricia Larson and Jane Franzier, Facsimile No. (636) 534-2301, E-mail Address: patricia.larson@tlcvision.com and jane.franzier@tlcvision.com; if to any Lender party to this Agreement, at its Lending Office specified opposite its name on Schedule I hereto, with a copy to Proskauer Rose LLP at Three First National Plaza, 70 West Madison, Suite 3800, Chicago, IL 60602-4342, Attention Mark K. Thomas, Esq. and Paul V. Possinger, Esq., Facsimile No. (312) 962-3551, Email Address: mthomas@proskauer.com and ppossinger@proskauer.com; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent or the Collateral Agent, at its address at 110 East 59th Street, New York, NY 10022, Attention: Stephen P. Ewald, Facsimile No. (917) 677-8224, E-mail Address: sewald@cantor.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Administrative Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telecopied, or e-mailed, be effective when deposited in the mails, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.
          (b) Each Borrower hereby agrees that it will provide to the Agents all information, documents and other materials that it is obligated to furnish to the Agents pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the applicable Agent to an electronic mail address specified by the applicable Agent to the Administrative Borrower. In addition, the Administrative Borrower agrees to continue to provide the Communications to each Agent in the manner specified in the Loan Documents but only to the extent requested by the applicable Agent. The Borrower further agrees that the Agents may make the Communications available to the Lenders by posting the Communications on IntraLinks® or a substantially similar electronic transmission system (the “Platform”).
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ANY AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          (d) Each Agent agrees that the receipt of the Communications by such Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to such Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of any Agent Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
          SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.04. Costs and Expenses. (a) The Borrowers agree to pay on demand (i) all reasonable costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency, refinancing or restructuring of the financing under the Loan Documents in the nature of a “work-out” or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), (ii) all reasonable fees and expenses of counsel for the Required Lenders (including, without limitation, Special Counsel, Stikeman Elliott LLP, as Canadian counsel, and Pachulski Stang Ziehl & Jones LLP, as Delaware counsel) with respect to any matter referred to in clause (a)(i) hereof to the same extent as if it were an Agent thereunder, and (iii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for Agents and each Lender with respect thereto).
          (b) The Borrowers agree to indemnify, defend and save and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, disbursements associated with monitoring of the Cases, all appraisal charges and other liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Term Loans, the Loan Documents, or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, disbursement, charge, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, and whether or not any Indemnified Party is otherwise a party thereto. The Borrowers also agree not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Term Loans, the Loan Documents, or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of any Term Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Term Loan, as a result of a payment pursuant to Section 2.04, acceleration of the maturity of the Term Loans pursuant to Section 6.01 or for any other reason, by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Term Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07, as a result of a demand by the Borrowers pursuant to Section 2.07(d), or if the Borrowers fail to make any payment or prepayment of any Term Loans for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.03, Section 2.04 or Section 6.01 or otherwise, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Term Loan.
          (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Section 2.07 and Section 2.09 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
          SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default or (b) the acceleration of the Term Loans pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

          SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Guarantors and each Agent, and the Administrative Agent shall have been notified by each initial Lender that such initial Lender has executed it, and thereafter shall be binding upon and inure to the benefit of the Borrowers, Guarantors, each Agent and each Lender and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.
          SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Administrative Borrower pursuant to Section 2.07(d) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Term Loans owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, except during the initial syndication of the Commitments and the Term Loans, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Administrative Borrower), (ii) each such assignment shall be to an Eligible Assignee, (iii) each such assignment made as a result of a demand by the Administrative Borrower pursuant to Section 2.07(d) shall be arranged by the Borrowers after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Administrative Borrower pursuant to Section 2.07(d) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Term Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and shall deliver any Note or Notes (if any) subject to such assignment (provided such delivery may occur after an assignment is effective), and shall pay a processing and recordation fee of $3,500; provided, however, that for each such assignment made as a result of a demand by the Administrative Borrower pursuant to Section 2.07(d), the Borrowers shall pay to the Administrative Agent the applicable processing and recordation fee.
          (b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.07 and Section 2.09 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Term Loans shall be issued in registered form and shall be transferable only upon a register (the “Register”) maintained by the Administrative Agent as Registrar (the “Registrar”), acting solely for this purpose as an agent of the Borrowers. The Registrar shall maintain the Register at its address referred to in Section 9.02 for the recordation of the names and addresses of the owners of the Term Loans and any related Notes from time to time. The Registrar shall record each transfer of the Term Loans and any related Notes to a transferee on the Register upon written notification by the registered owner of such transfer (with the Registrar being allowed to rely conclusively on any such notification). The entries in the Register shall be conclusive, and the Borrowers, the Agents and Lenders may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner of the Term Loans and any related Notes for the purpose of receiving payment of, or on account of, the principal and interest due on the Loans and any related Notes and for all other purposes, notwithstanding notice to the contrary; provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Term Loan. The Register shall be available for inspection by the Borrowers and the Lenders, at any reasonable time and from time to time upon reasonable prior notice. Each Borrower hereby designates the Administrative Agent to serve as the Borrowers’ agent solely for purposes of maintaining the Register as provided in this Section 9.07, and each Borrower hereby agrees that, to the extent such entity serves in such capacity, the Administrative Agent and its affiliates, officers, directors, employees and agents shall constitute an “Indemnified Party” under Section 9.04(b).
At the request of the registered owner of any Term Loan and any related Notes, the Registrar shall note a collateral assignment of such Term Loan and any related Notes on the Register and, provided that the Registrar has been given the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of such Term Loan and any related Notes on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of such Term Loan and any related Notes on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Administrative Borrower and each other Agent. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Administrative Borrower, at its own expense, shall execute and deliver to the Administrative Agent, upon receipt of and in exchange for the surrendered Note or Notes (if any) if such Note is requested by the Eligible Assignee, a new Note in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder, upon such Lender’s request a new Note in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A.
          (f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Term Loans owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Term Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.
          (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any Information received by it from such Lender in accordance with Section 9.09(f).
          (h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Term Loans owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
          (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Term Loans owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
          (j) In addition to any other assignment permitted pursuant to this Section 9.07, the Loan Parties hereby acknowledge that (i) the Lenders, their Affiliates and Approved Funds (“Securitizing Parties”) may sell or securitize the Term Loans (a “Securitization”) through the pledge of the Term Loans as collateral security for loans to a Securitizing Party or the assignment or issuance of direct or indirect interests in the Term Loans (such as, for instance, collateralized loan obligations), and (ii) such Securitization may be rated by a rating agency. The Loan Parties shall reasonably cooperate with the Securitizing Parties to effect the Securitization including, without limitation, by (A) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization; provided that (1) any such amendment or additional documentation does not impose material additional costs on Borrowers and (2) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Term Loans, (B) providing such information as may be reasonably requested by the Lenders or rating agencies in connection with the rating of the Term Loans or the Securitization, and (C) providing a certificate (1) agreeing to indemnify the Securitizing Parties, or any party providing credit support or otherwise participating in the Securitization, including any investors in a securitization entity (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Securitization Liabilities”) to which the Securitizing Parties or such Securitization Parties may become subject insofar as the Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Securitizing Parties in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Term Loans, and (2) agreeing to reimburse the Loan Parties and the other Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities.
          SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
          SECTION 9.09. Confidentiality. Each Agent and Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, counsel, accountants, advisors, investors, and other representatives (collectively, “Representatives”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to rating agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to any assignee or pledgee of or participant in, or any prospective assignee or pledge of or participant in, any of its rights or obligations under this Agreement, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties, (g) with the consent of the Borrowers, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.09 or (ii) becomes available to any Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Borrowers. The terms of this provision shall supersede and replace any previous agreement regarding the non-disclosure of confidentiality of the Information. This provision shall terminate upon termination of this Agreement. Any Person required to maintain the confidentiality of Information as provided in this Section 9.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 9.10. Public Disclosure. (a) Other than pleadings filed in the Bankruptcy Court in connection with the Chapter 11 Cases, no Loan Party or Affiliate thereof will in the future issue any press releases or other public disclosure using the name of any Agent or its Affiliates or any Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Agent and without the prior written consent of the relevant party, which shall not be unreasonably withheld, unless (and only to the extent that) such Loan Party or Affiliate is required to do so under law and then, in any event, such Loan Party or Affiliate will consult with the Administrative Agent before issuing such press release or other public disclosure.
          (b) No Lender or Affiliate thereof will in the future issue any press releases or other public disclosure (including, without limitation, the publication of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement) using the name of any Borrower or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Administrative Borrower and without the prior written consent of the Administrative Borrower, which shall not be unreasonably withheld, unless (and only to the extent that) such Lender or Affiliate is required to do so under law and then, in any event, such Lender or Affiliate will consult with the Administrative Borrower before issuing such press release or other public disclosure. The Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
          SECTION 9.11. Release or Subordination of Collateral/Release of Guarantor. Upon the sale, lease, transfer or other disposition of any item of Collateral or the incurrence of Liens permitted under Section 5.02(a)(iv) or Section 5.02(a)(v) (or the sale of a Loan Party that is a Subsidiary of any Borrower) in accordance with the terms of the Loan Documents, the Collateral Agent will release its Lien on and security interest in such Collateral, or release or subordinate its Lien in case of Liens permitted under Section 5.02(a)(iv) or Section 5.02(a)(v), and, at the Borrowers’ expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or subordinate the Lien of the applicable Agent on such item of Collateral to such Lien in accordance with the terms of the Loan Documents.
          SECTION 9.12. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrowers shall, and shall cause each of their Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.
          SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the Bankruptcy Court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
          (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in the Bankruptcy Court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each of Holdco, TLC Management and each Guarantor hereby irrevocably appoints the Administrative Borrower as its authorized agent to accept service of process in any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and agrees that such service of process may be made upon the Administrative Borrower and that the failure of the Administrative Borrower to give any notice of any such service of process shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each of Holdco, TLC Management and each Guarantor hereby further irrevocably consents to the service of process in any such action or proceeding by the mailing thereof by any Lender by registered or certified mail, postage pre-paid, to it at its address specified herein.
          SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
          SECTION 9.15. Waiver of Jury Trial. Each of the Borrowers, the Guarantors, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Term Loans, or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.
          SECTION 9.16. Release. Subject to applicable terms of the Interim Order and Final Order, each Loan Party hereby acknowledges effective upon entry of the Final Order, that no Loan Party has a defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of such Loan Party’s liability to repay the Agents or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from the Agents or any Lender. Each Loan Party, in its own right, on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges the Agents and Lenders and all of their respective past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past, present and future actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which in each case are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Orders, and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS TLC VISION (USA) CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

TLC VISION CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

TLC MANAGEMENT SERVICES INC.
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

GUARANTORS

AMERICAN EYE INSTRUMENTS, INC.
LASER EYE SURGERY, INC.
LASER VISION CENTERS, INC.
LVCI CALIFORNIA, LLC
By:	Laser Vision Centers, Inc., its Member
SIGHTPATH MEDICAL INC.
OR PARTNERS, INC.
O.R. PROVIDERS, INC.
SOUTHEAST MEDICAL, INC.
SOUTHERN OPHTHALMICS, INC.
TLC CAPITAL CORPORATION
TLC FLORIDA EYE LASER CENTER, LLC
By:	TLC THE LASER CENTER
(INSTITUTE) INC., ITS MEMBER
TLC LASER EYE CENTERS (ATAC), LLC
TLC LASER EYE CENTERS (REFRACTIVE I) INC.
TLC MIDWEST EYE LASER CENTER, INC.
TLC THE LASER CENTER (ANNAPOLIS) INC.
TLC THE LASER CENTER (BALTIMORE MANAGEMENT) LLC
TLC THE LASER CENTER (BALTIMORE) INC.
TLC THE LASER CENTER (BOCA RATON) LIMITED PARTNERSHIP
By:	(NORTHEAST) INC., ITS GENERAL
PARTNER
TLC THE LASER CENTER (CAROLINA) INC.
TLC THE LASER CENTER (CONNECTICUT) L.L.C.
By:	TLC THE LASER CENTER
(NORTHEAST) INC., ITS SOLE
MEMBER
TLC THE LASER CENTER (INSTITUTE) INC.
TLC THE LASER CENTER (NORTHEAST) INC.
TLC VC, LLC
TLC VISION SOURCE, INC.
TLC WHITTEN LASER EYE ASSOCIATES, LLC
By:	TLC THE LASER CENTER
(NORTHEAST) INC., ITS MEMBER
TRUVISION, INC.
TRUVISION CONTACTS, INC.
TRUVISION PROVIDER ONLINE SERVICES, INC.
VALLEY LASER EYE CENTER, LLC
By:	LASER VISION CENTERS, INC., ITS SOLE
MEMBER

By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

TLC THE LASER CENTER (MONCTON) INC. RHEO CLINIC INC. VISION CORPORATION
By:	/s/ William McManus
	Name:	William McManus
	Title:	Interim Chief Financial Officer

AGENTS Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent
By:	/s/ Shawn Mathews
	Name:	Shawn Mathews
	Title:	Chief Financial Officer

LENDERS Cantor Fitzgerald Securities, as Administrative Agent and Collateral Agent
By:	/s/ Shawn Mathews
	Name:	Shawn Mathews
	Title:	Chief Financial Officer

SCHEDULE D-1 TO SENIOR DIP CREDIT AGREEMENT
U.S. SECURITY AGREEMENT
Dated December 23, 2009
From
The Grantors referred to herein
as Grantors
to
Cantor Fitzgerald Securities
as Collateral Agent

T A B L E O F C O N T E N T S

SECTION 1.	GRANT OF SECURITY
SECTION 2.	SECURITY FOR OBLIGATIONS
SECTION 3.	GRANTORS REMAIN LIABLE
SECTION 4.	DELIVERY AND CONTROL OF SECURITY COLLATERAL
SECTION 5.	MAINTAINING THE ACCOUNT COLLATERAL
SECTION 6.	REPRESENTATIONS AND WARRANTIES
SECTION 7.	FURTHER ASSURANCES
SECTION 8.	AS TO EQUIPMENT AND INVENTORY
SECTION 9.	INSURANCE
SECTION 10.	POST-CLOSING CHANGES; COLLECTIONS ON ASSIGNED AGREEMENTS, RECEIVABLES AND RELATED CONTRACTS
SECTION 11.	AS TO INTELLECTUAL PROPERTY COLLATERAL
SECTION 12.	VOTING RIGHTS; DIVIDENDS; ETC
SECTION 13.	AS TO LETTER-OF-CREDIT RIGHTS
SECTION 14.	COMMERCIAL TORT CLAIMS
SECTION 15.	TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES
SECTION 16.	COLLATERAL AGENT APPOINTED ATTORNEY IN FACT
SECTION 17.	COLLATERAL AGENT MAY PERFORM
SECTION 18.	THE COLLATERAL AGENT’S DUTIES
SECTION 19.	REMEDIES
SECTION 20.	INDEMNITY AND EXPENSES
SECTION 21.	AMENDMENTS; WAIVERS; ADDITIONAL GRANTORS; ETC
SECTION 22.	NOTICES, ETC
SECTION 23.	CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE CREDIT AGREEMENT
SECTION 24.	RELEASE; TERMINATION
SECTION 25.	EXECUTION IN COUNTERPARTS
SECTION 26.	GOVERNING LAW
SECTION 27.	MATTERS RELATING TO SECURITY

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Intellectual Property
Schedule IV	-	Commercial Tort Claims
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Locations of Equipment and Inventory
Schedule VII	-	Letters of Credit

Exhibits

Exhibit A	-	Form of U.S. Intellectual Property Security Agreement
Exhibit B	-	Form of U.S. Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of U.S. Security Agreement Supplement

U.S. SECURITY AGREEMENT
          U.S. SECURITY AGREEMENT dated December 23, 2009 made by TLC VISION (USA) CORPORATION, a Delaware corporation, as a debtor and a debtor in possession (“Holdco”) and TLC Management Services, Inc., a Delaware corporation, as a debtor and a debtor in possession (“TLC Management”) and the other Persons listed on the signature pages hereof (Holdco, TLC Management and the Persons so listed being, collectively, the “Grantors”), to CANTOR FITZGERALD SECURITIES, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).
          WHEREAS, Holdco, TLC Management and TLC Vision Corporation, a New Brunswick corporation, as a debtor and a debtor in possession (the “Parent” together with Holdco and TLC Management being referred to herein as the “Borrowers”), have entered into a Senior Secured Super Priority Debtor in Possession Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders party thereto and Cantor Fitzgerald Securities, as administrative agent for such Lenders and collateral agent for the Secured Parties;
          WHEREAS, on December 21, 2009 (the “Petition Date”), the Borrowers filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware;
          WHEREAS, subsequent to the Petition Date, the Parent filed a petition under Part IV of the Companies’ Creditors Arrangements Act (Canada), as ancillary relief sought in the Ontario Superior Court of Justice (Commercial List);
          WHEREAS, the Borrowers intend to continue to operate their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, the Borrowers have requested that the Lenders provide financing to the Borrowers consisting of a senior super priority term loan facility in an amount up to $15,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrowers, all on terms and conditions set forth in the Credit Agreement and in the Order pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein;

          WHEREAS, each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto;
          WHEREAS, it is a condition precedent to the making of the term loans otherwise extending credit to the Borrowers under the Credit Agreement that the Grantors shall have granted the security interest contemplated by this Agreement;
          WHEREAS, terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.
          NOW, THEREFORE, for and in consideration of the foregoing, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:
          1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and assigns, mortgages, charges, hypothecates, and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):
          1.1. all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);
          1.2. all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);
          1.3. all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);
          1.4. the following (the “Security Collateral”):
          1.4.1. the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;
          1.4.2. the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;
          1.4.3. all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;
          1.4.4. all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
          1.4.5. all security entitlements with respect to all financial assets from time to time credited to any and all securities accounts owned by any Grantor, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

          1.4.6. all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;
          1.5. each of the agreements to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);
          1.6. the following (collectively, the “Account Collateral”):
          1.6.1. the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;
          1.6.2. all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and
          1.6.3. all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and
          1.7. the following (collectively, the “Intellectual Property Collateral”):
          1.7.1. all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);
          1.7.2. all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark and service mark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark and service mark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);
          1.7.3. all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);
          1.7.4. all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);
          1.7.5. all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;
          1.7.6. all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
          1.7.7. all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
          1.7.8. all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule III hereto (“IP Agreements”); and
          1.7.9. any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
          1.8. the commercial tort claims described in Schedule IV hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 14, the “Commercial Tort Claims Collateral”);
          1.9. all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;
          1.10. all avoidance power claims or actions under section 549 of the Bankruptcy Code relating to postpetition transfers of Collateral and proceeds thereof, and subject to the entry of the Final Order, all avoidance power claims or actions under chapter 5 of the Bankruptcy Code and any proceeds thereof; and
          1.11. all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, proceeds of proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.
          Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, (a) any Intellectual Property Collateral, if the grant of such security interest shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest of such Grantor therein; (b) in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder, including, without limitation, with respect to any pledged partnership interests or any pledged limited liability company interests, to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement (including, without limitation, any partnership agreements or any limited liability company agreements), or otherwise, be prohibited by or result in a breach or termination of the terms of, or constitute a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406 of the UCC (or any successor provision) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (c) in any of the outstanding capital stock of a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986, as amended from time to time (each, a “Controlled Foreign Corporation”), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote to the extent such security interest would result in a material adverse tax event under the United States tax laws; or (d) property owned by any Grantor that is subject to a purchase money Lien or a Capitalized Lease to the extent such purchase money Lien or Capitalized Lease is permitted under the Credit Agreement if the contract or other agreement in which such Lien is granted (or if the documentation providing for such purchase money Lien or Capitalized Lease prohibits or requires the consent of any Person other than the Borrowers and their Affiliates as a condition to the creation of any other Lien on such property); provided, that the respective Grantor uses commercially reasonable efforts to permit the Collateral Agent to obtain a Lien on such property subject to the prior Lien under such purchase money Lien or Capitalized Lease, as the case may be.
          2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party. Each Grantor acknowledges that (a) value has been given, (b) it has rights in the Collateral of such Grantor or the power to transfer rights in the Collateral of such Grantor to the Collateral Agent (other than after-acquired Collateral), (c) it has not agreed to postpone the time of attachment of any of the security interests created under this Agreement, and (d) it has received a copy of this Agreement.
          3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          4. Delivery and Control of Security Collateral. 4.1. All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.
          4.2. With respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will cause the issuer thereof, at the reasonable request of the Collateral Agent, either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).
          4.3. With respect to the Securities Account and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor, at the reasonable request of the Collateral Agent, will cause the securities intermediary with respect to such Account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Securities Account Control Agreement”).
          4.4. The Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 12(a).
          4.5. Upon the reasonable request of the Collateral Agent, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.
          5. Maintaining the Account Collateral. So long as any Loan or any other Obligation (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment, each Grantor will maintain deposit accounts as provided under the Credit Agreement.
          6. Representations and Warranties. Each Grantor represents and warrants as follows:
          6.1. Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number, as of the date hereof, is set forth in Schedule V hereto.
          6.2. Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.
          6.3. All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VI hereto or at another location as to which such Grantor has complied with the requirements of Section 8(a) except for mobile laser equipment, Equipment being repaired and Equipment otherwise maintained at other locations in the ordinary course of business. Such Grantor has exclusive possession and control of its Equipment and Inventory, other than (i) Equipment being repaired, and (ii) Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect.
          6.4. None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.
          6.5. If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.
          6.6. The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and, in the case of any entity, the equity of which is Pledged Equity that is a corporation, is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and, to the knowledge of such Grantor, is not in default.
          6.7. The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and, to the extent evidenced by an instrument and in a principal amount in excess of $150,000, as indicated on Schedule I hereto.
          6.8. Such Grantor has no investment property, other than the investment property listed on Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 4.
          6.9. Such Grantor has no deposit accounts constituting Collateral, other than the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

          6.10. Such Grantor, is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VII hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 13.
          6.11. This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and continuing first priority security interest in the Collateral granted by such Grantor, upon entry of the Order (subject only to the Carve Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement), securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC but excluding actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of title) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect with respect to Collateral in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement, the filing or recordation with the U.S. Patent and Trademark Office or the obtaining of control as provided in Sections 9-104, 9-106 and 9-107 of the UCC, except as otherwise permitted hereunder; and such security interest is first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement).
          6.12. Except for the approval of the Bankruptcy Court pursuant to the Order, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, except for the filing of financing and continuation statements under the UCC, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest subject to Liens permitted to be equal or superior in priority pursuant to the Credit Agreement), except for the filing of financing and continuation statements under the UCC taking possession of cash and money, the recordation of the Intellectual Property Security Agreement referred to in Section 11(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements will be duly recorded and are in full force and effect, and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken and are in full force and effect, except with respect to Collateral evidenced by a certificate of title or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.
          6.13. [Intentionally omitted.]

          6.14. As to itself and its Intellectual Property Collateral:
          6.14.1. The operation of such Grantor’s business as currently conducted or as now contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not, to such Grantor’s knowledge, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.
          6.14.2. Such Grantor is the exclusive owner or licensed owner of all right, title and interest in and to the Intellectual Property Collateral, and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements.
          6.14.3. The Intellectual Property Collateral set forth on Schedule III hereto includes all of the issued patents, patent applications, domain names, trademark registrations and applications, and copyright registrations and applications owned by such Grantor and all IP Agreements to which such Grantor is a party or beneficiary as of the date hereof.
          6.14.4. The Intellectual Property Collateral material to the business of the Grantors is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.
          6.14.5. As to each item of Intellectual Property Collateral material to the business of the Grantors, taken as a whole, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each such item of Intellectual Property Collateral in full force and effect, including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral material to the business of the Grantors taken as a whole.
          6.14.6. No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral material to the business of the Grantors, (B) to such Grantor’s knowledge, alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof. Except as set forth on Schedule III hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.
          6.14.7. With respect to each IP Agreement, to such Grantor’s knowledge: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (F) neither such Grantor nor, to the knowledge of such Grantor, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.
          6.14.8. To the best of such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or material breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.
          6.14.9. No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral that is material to the business of the Grantors, taken as a whole or that would impair the validity or enforceability of such material Intellectual Property Collateral.

          6.15. Such Grantor has no commercial tort claims other than those listed in Schedule IV hereto and additional commercial tort claims as to which such Grantor has complied or will comply with the requirements of Section 14.
          7. Further Assurances. 7.1. Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or by the Orders or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) at the reasonable request of the Collateral Agent, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.
          7.2. Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          7.3. Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          8. As to Equipment and Inventory. 8.1. Each Grantor will keep its Equipment, Inventory, and other tangible personal property (other than Inventory sold in accordance with the terms of the Credit Agreement and except for mobile laser equipment and Equipment being repaired in the ordinary course of business) at the places therefor specified in

Section 6(c) or, upon 30 days’ prior written notice to the Collateral Agent, at such other places designated by such Grantor in such notice, except as provided in Section 6(c).
          8.2. Each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $10,000 per occurrence to any of its Equipment or Inventory.
          9. Insurance. 9.1. Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Collateral Agent from time to time. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid directly to the Collateral Agent. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent, upon its reasonable request, notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so reasonably requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the reasonable request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the insurers to acknowledge notice of such assignment.
          9.2. Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred liability covered by such insurance.
          10. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. 10.1. No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 6(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.
          10.2. Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and otherwise exercise all of its rights under the Assigned Agreements as it deems appropriate, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 19(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. Except for the Carve Out, no Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.
          11. As to Intellectual Property Collateral. 11.1. With respect to each item of its Intellectual Property Collateral material to the business of the Grantors, taken as a whole, each Grantor agrees to take, at its expense, all reasonable steps, and shall not knowingly omit to do any act, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property

Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral material to the business of the Grantors, taken as a whole, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.
          11.2. Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral material to the business of the Grantors, taken as a whole, may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership or use of any such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral material to the business of the Grantors.
          11.3. In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral material to the business of the Grantors, taken as a whole, is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take all reasonable actions, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
          11.4. Each Grantor shall use proper statutory notice in connection with its use of each item of material Intellectual Property Collateral.
          11.5. Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral material to the business of the Grantors, taken as a whole, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the material Trademarks use such consistent standards of quality.

          11.6. With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
          11.7. Each Grantor agrees that should it obtain an ownership interest in or license to any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.
          12. Voting Rights; Dividends; Etc. 12.1. So long as no Event of Default shall have occurred and be continuing:
          12.1.1. Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.
          12.1.2. Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all
          (a) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

          (b) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and
          (c) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).
          12.1.3. The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
          12.2. Upon the occurrence and during the continuance of an Event of Default:
          12.2.1. All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.
          12.2.2. All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).
          13. As to Letter-of-Credit Rights. 13.1. Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use its best efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.
          13.2. Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon reasonable request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.
          14. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) security interest created under this Agreement.
          15. Transfers and Other Liens; Additional Shares. 15.1. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.
          15.2. Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities of each issuer of the Pledged Equity.
          16. Collateral Agent Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuation of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

          16.1. to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 9,
          16.2. to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
          16.3. to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and
          16.4. to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.
          17. Collateral Agent May Perform. If any Grantor fails to perform any agreement contained herein on or after the date required for performance thereof, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under, and to the extent provided in, Section 20.
          18. The Collateral Agent’s Duties. 18.1. The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.
          18.2. Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.
          19. Remedies. If any Event of Default shall have occurred and be continuing:
          19.1. The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), the Bankruptcy Code, or any other applicable law, and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
          19.2. Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter paid (after payment of any amounts payable to the Collateral Agent pursuant to Section 20) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto), in the following manner:
          19.2.1. first, paid to the Collateral Agent for any amounts then owing to the Collateral Agent pursuant to Section 9.04 of the Credit Agreement or otherwise under the Loan Documents; and
          19.2.2. second, ratably, paid to the Secured Parties for any amounts then owing to them, in their capacities as such, under the Loan Documents and the ratably in accordance with the amounts then owing to the Secured Parties.
          Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.
          19.3. All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).
          19.4. The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.
          19.5. The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement; provided, that the Collateral Agent shall use reasonable commercial efforts to rescind such “Notice of Exclusive Control” within a reasonable period of time following the date on which no Default or Event of Default exists.
          19.6. In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual

Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.
          19.7. The Collateral Agent may realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Parties by (i) appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and the removal or replacement from time to time of any receiver or agent, and (ii) institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral.
          20. Indemnity and Expenses. 20.1. Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
          20.2. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.
          21. Amendments; Waivers; Additional Grantors; Etc. 21.1. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          21.2. Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this

Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.
          22. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including facsimile communications) and mailed, sent via facsimile or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Administrative Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrowers, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, sent by facsimile, electronic mail or otherwise, be effective when deposited in the mails, sent by facsimile, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.
          23. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto) and (ii) the Maturity Date (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in the Credit Agreement.
          24. Release; Termination. 24.1. Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory, equipment and other obsolete or worn-out equipment in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.03 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.03 of the Credit Agreement.
          24.2. Upon the latest of (i) the payment in full in cash of the Secured Obligations, (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto) and (ii) the Maturity Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          25. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.
          26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
          27. Matters Relating to Security.
          27.1. As set forth in the Order, each Grantor hereby agrees that upon the effectiveness of the Order, (i) the Secured Obligations shall constitute allowed administrative expenses in such Grantor’s Chapter 11 Case having priority over all administrative expenses of and unsecured claims against such Grantor now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to the Carve-Out and (B) the security interest shall not be subject to Section 551 of the Bankruptcy Code nor shall the Collateral be charged pursuant to Section 506(c) of the Bankruptcy Code.
          27.2. The security interest and the administrative priority granted by and pursuant to this Agreement hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Interim Order, the Final Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Collateral Agent hereunder and thereunder are cumulative.

          27.3. The security interest granted hereunder shall be deemed valid, binding, continuing, enforceable and fully-perfected first priority (subject only to the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) Liens on the Collateral by entry of the Interim Order and the Final Order, as the case may be. Collateral Agent shall not be required to file any financing statements, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order, the Final Order or any other Loan Document.
          27.4. The security interest, the priority of the security interest, and the administrative priorities and other rights and remedies granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the other Collateral Documents (specifically including but not limited to the existence, validity, enforceability, extent, perfection and priority of the Security Interest) and the administrative priority provided herein and therein shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Grantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any Bankruptcy Case, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
          27.4.1. except for the Carve-Out, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of Collateral Agent or any Lender against any Grantor in respect of any Secured Obligation;
          27.4.2. the security interest granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the other Collateral Documents shall constitute valid, binding, continuing, enforceable and fully-perfected first priority (subject only to the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) Liens and shall be prior to all other Liens (except the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and
          27.4.3. the security interest granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the Collateral Documents shall continue to be valid, binding, continuing, enforceable and fully-perfected without the necessity for Collateral Agent to file any financing statements or to otherwise perfect the security interest under applicable non-bankruptcy law.

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[GRANTOR]
By:
Name:
Title:

EXHIBIT D-2 TO SENIOR DIP CREDIT AGREEMENT
CANADIAN SECURITY AGREEMENT
Dated December 23, 2009
From
The Grantors referred to herein
as Grantors
to
Cantor Fitzgerald Securities
as Collateral Agent

SECTION 1.	GRANT OF SECURITY

SECTION 2.	SECURITY FOR OBLIGATIONS AND ATTACHMENT

SECTION 3.	GRANTORS REMAIN LIABLE

SECTION 4.	DELIVERY AND CONTROL OF SECURITY COLLATERAL

SECTION 5.	MAINTAINING THE ACCOUNT COLLATERAL

SECTION 6.	REPRESENTATIONS AND WARRANTIES

SECTION 7.	FURTHER ASSURANCES

SECTION 8.	AS TO EQUIPMENT AND INVENTORY

SECTION 9.	INSURANCE

SECTION 10.	POST-CLOSING CHANGES; COLLECTIONS ON ASSIGNED AGREEMENTS, RECEIVABLES AND RELATED CONTRACTS

SECTION 11.	AS TO INTELLECTUAL PROPERTY COLLATERAL

SECTION 12.	VOTING RIGHTS; DIVIDENDS; ETC

SECTION 13.	AS TO LETTER-OF-CREDIT RIGHTS

SECTION 14.	TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES

SECTION 15.	COLLATERAL AGENT APPOINTED ATTORNEY IN FACT

SECTION 16.	COLLATERAL AGENT MAY PERFORM

SECTION 17.	THE COLLATERAL AGENT’S DUTIES

SECTION 18.	REMEDIES

SECTION 19.	INDEMNITY AND EXPENSES

SECTION 20.	AMENDMENTS; WAIVERS; ADDITIONAL GRANTORS; ETC

SECTION 21.	NOTICES, ETC

SECTION 22.	CONTINUING SECURITY INTEREST; ASSIGNMENTS UNDER THE CREDIT AGREEMENT

SECTION 23.	RELEASE; TERMINATION

SECTION 24.	EXECUTION IN COUNTERPARTS

SECTION 25.	GOVERNING LAW

SECTION 26.	MATTERS RELATING TO SECURITY

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Intellectual Property
Schedule IV	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule V	-	Locations of Equipment, Inventory and Other Tangible Personal Property
Schedule VI	-	Letters of Credit

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

CANADIAN SECURITY AGREEMENT
          CANADIAN SECURITY AGREEMENT dated December 23, 2009 made by TLC VISION CORPORATION, a New Brunswick corporation, as a debtor and a debtor in possession (the “Parent”), and the other Persons listed on the signature pages hereof (the Parent and the Persons so listed being, collectively, the “Grantors”), to CANTOR FITZGERALD SECURITIES, as collateral Agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).
          WHEREAS, TLC Vision (USA) Corporation, as a debtor and a debtor in possession (“Holdco”), and TLC Management Services Inc., as a debtor and a debtor in possession (“TLC Management”) and the Parent (the Parent together with Holdco and TLC Management being referred to herein as the “Borrowers”), have entered into a Senior Secured Super Priority Debtor in Possession Credit Agreement dated as of the date hereof (said Agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders party thereto and Cantor Fitzgerald Securities, as administrative agent for such Lenders and collateral Agent for the Secured Parties;
          WHEREAS, on December 21, 2009 (the “Petition Date”), the Borrowers filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware;
          WHEREAS, subsequent to the Petition Date, the Parent filed a petition under Part IV of the Companies’ Creditors Arrangements Act (Canada), as ancillary relief sought in the Ontario Superior Court of Justice (Commercial List);
          WHEREAS, the Borrowers intend to continue to operate their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, the Borrowers have requested that the Lenders provide financing to the Borrowers consisting of a senior super priority term loan facility in an amount up to $15,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrowers, all on terms and conditions set forth in the Credit Agreement and in the Order pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.
          WHEREAS, each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

          WHEREAS, it is a condition precedent to the making of the term loans otherwise extending credit to the Borrowers under the Credit Agreement that the Grantors shall have granted the security interest contemplated by this Agreement.
          WHEREAS, terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.
          NOW, THEREFORE, for and in consideration of the foregoing, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:
          1. Grant of Security.
          Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, and assigns, mortgages, charges, hypothecates and pledges to the Collateral Agent for the ratable benefit of the Secured Parties, such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):
          (a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the PPSA (as such term is defined in the Credit Agreement) (the “PPSA”) and the UCC (any and all such property being the “Equipment”);
          (b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC and the PPSA (any and all such property being the “Inventory”);
          (c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);
          (d) the following (the “Security Collateral”):
          (i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;
          (ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;
          (iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;
          (iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;
          (v) all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and
          (vi) all security entitlements with respect to all financial assets from time to time credited to any and all securities accounts owned by any Grantor, and all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;
          (e) each of the agreements to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);
          (f) the following (collectively, the “Account Collateral”):
          (i) the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts;
          (ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and
          (iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and
          (g) the following (collectively, the “Intellectual Property Collateral”):
          (i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);
          (ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered, together, in each case, with the goodwill symbolized thereby (“Trademarks”);
          (iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

          (iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);
          (v) all confidential and proprietary information, including, without limitation, know-how, industrial designs, integrated circuit topographics, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;
          (vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;
          (vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;
          (viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule III hereto (“IP Agreements”); and
          (ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;
          (h) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;
          (i) all avoidance power claims or actions under section 549 of the Bankruptcy Code relating to postpetition transfers of Collateral and proceeds thereof, and subject to the entry of the Final Order, all avoidance power claims or actions under chapter 5 of the Bankruptcy Code and any proceeds thereof; and

          (j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, proceeds of proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.
          Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, (a) any consumer goods or shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by such Grantor; (b) any Intellectual Property Collateral, if the grant of such security interest shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest of such Grantor therein; (c) in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder, including, without limitation, with respect to any pledged partnership interests or any pledged limited liability company interests, to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement (including, without limitation, any partnership agreements or any limited liability company agreements), or otherwise, be prohibited by or result in a breach or termination of the terms of, or constitute a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406 of the UCC (or any successor provision) or PPSA of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (d) any of the outstanding capital stock of a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986, as amended from time to time (each, a “Controlled Foreign Corporation”), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote to the extent such security interest would result in a material adverse tax event under the United States tax laws; or (e) all equipment and other property to the extent, but only to the extent, that such a grant would, under the terms of any contract or agreement to which such Grantor is a party in connection with certain industrial revenue obligations, be prohibited by or would otherwise result in a breach or termination of the terms of, or constitute a default under or termination of any such contract or agreement or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision precluding the grant of security interest on such property, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; or (f) property owned by any Grantor that is subject to a purchase money Lien or a Capitalized Lease to the extent such purchase money Lien or Capitalized Lease is permitted under the Credit Agreement if the contract or other agreement in which such Lien is granted (or if the documentation providing for such purchase money Lien or Capitalized Lease prohibits or requires the consent of any Person other than the Borrowers and their Affiliates as a condition to the creation of any other Lien on such property); provided, that the respective Grantor uses commercially reasonable efforts to permit the Collateral Agent to obtain a Lien on such property subject to the prior Lien under such purchase money Lien or Capitalized Lease, as the case may be.
          2. Security for Obligations and Attachment.
          This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party. Each Grantor acknowledges that (a) value has been given, (b) it has rights in the Collateral of such Grantor or the power to transfer rights in the Collateral of such Grantor to the Collateral Agent (other than after-acquired Collateral), (c) it has not agreed to postpone the time of attachment of any of the security interests created under this Agreement, and (d) it has received a copy of this Agreement.
          3. Grantors Remain Liable.
          Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
          4. Delivery and Control of Security Collateral.
          (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.
          (b) With respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will cause the issuer thereof, at the reasonable request of the

Collateral Agent, either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).
          (c) With respect to any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor, at the reasonable request of the Collateral Agent, will cause the securities intermediary with respect to such Account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Securities Account Control Agreement”).
          (d) The Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 12(a).
          (e) Upon the reasonable request of the Collateral Agent, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.
          5. Maintaining the Account Collateral.
          So long as any Loan or any other Obligation (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto) of any Loan Party under any Loan Document shall remain unpaid, or any Lender shall have any Commitment, each Grantor will maintain deposit accounts as provided under the Credit Agreement.
          6. Representations and Warranties.
          Each Grantor represents and warrants as follows:
          (a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number, as of the date hereof, as of the date hereof, is set forth in Schedule IV hereto.
          (b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.
          (c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule V hereto or at another location as to which such Grantor has complied with the requirements of Section 8(a) except for mobile laser equipment, Equipment being repaired and Equipment otherwise maintained at other locations in the ordinary course of business. Such Grantor has exclusive possession and control of its Equipment and Inventory, other than (i) Equipment being repaired, and (ii) Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect.
          (d) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.
          (e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.
          (f) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued, in the case of any entity, the equity of which is Pledged Equity that is a corporation, and is fully paid and non assessable. The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and, to the knowledge of such Grantor is not in default.
          (g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and, to the extent evidenced by an instrument and in a principal amount in excess of $150,000, as indicated on Schedule I hereto.
          (h) Such Grantor has no investment property other than the investment property listed on Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 4.
          (i) Such Grantor has no deposit accounts constituting Collateral, other than the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.
          (j) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VI hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 13.
          (k) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid and continuing first priority security interest in the Collateral granted by such Grantor, upon entry of the Order (subject only to the Carve Out and the Liens permitted to be equal or superior in priority pursuant to the Credit Agreement), securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, actions necessary to obtain control of Collateral as provided in the Securities Transfer Act (and other provincial equivalents) but excluding actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of title) necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect with respect to Collateral in which a security interest can be perfected by the filing of a Uniform Commercial Code financing statement, the filing or recordation with the Patent and Trademark Office or the obtaining of control as provided in the Securities Transfer Act (and other provincial equivalents), except as otherwise permitted hereunder; and such security interest is first priority (subject to the Carve Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement).
          (l) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest subject to Liens permitted to be equal or superior in priority pursuant to the Credit Agreement), except for the filing of financing and continuation statements under the UCC or PPSA, the recordation of the Intellectual Property Security Agreements referred to in Section 11(f) with the Canadian Intellectual Property Office, which Agreements will be duly recorded and are in full force and effect, and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken and are in full force and effect, except with respect to Collateral evidenced by a certificate of title or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.
          (m) [Intentionally omitted.]
          (n) As to itself and its Intellectual Property Collateral:
          (i) The operation of such Grantor’s business as currently conducted or as now contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not, to such Grantor’s knowledge, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.
          (ii) Such Grantor is the exclusive owner or licensed owner of all right, title and interest in and to the Intellectual Property Collateral, and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements.
          (iii) The Intellectual Property Collateral set forth on Schedule III hereto includes all of the issued patents, patent applications, domain names, trademark registrations and applications, and copyright registrations and applications owned by such

Grantor and all IP Agreements to which such Grantor is a party or beneficiary as of the date hereof.
          (iv) The Intellectual Property Collateral material to the business of the Grantors is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.
          (v) As to each item of Intellectual Property Collateral material to the business of the Grantors, taken as a whole, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each such item of Intellectual Property Collateral in full force and effect, including, without limitation, recordations of any of its interests in the Patents and Trademarks with the Canadian Intellectual Property Office, and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the Canadian Intellectual Property Office and in corresponding national and international copyright offices. Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral material to the business of the Grantors taken as a whole.
          (vi) No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral material to the business of the Grantors, (B) to such Grantor’s knowledge, alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof. Except as set forth on Schedule III hereto such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.
          (vii) With respect to each IP Agreement, to such Grantor’s knowledge: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (F) neither such Grantor nor, to the knowledge of such Grantor, any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.
          (viii) To the best of such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or material breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.
          (ix) No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral that is material to the business of the Grantors, taken as a whole, or that would impair the validity or enforceability of such material Intellectual Property Collateral.
          7. Further Assurances.
          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or by the Orders or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; (iii) at the reasonable request of the Collateral Agent, take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of title related to any Collateral evidenced by a certificate of title; and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.
          (b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or PPSA or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.
          (c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          8. As to Equipment and Inventory.
          (a) Each Grantor will keep its Equipment, Inventory and other tangible personal property (other than Inventory sold in accordance with the terms of the Credit Agreement and except for mobile laser equipment and Equipment being repaired in the ordinary course of business) at the places therefor specified in Section 6(c) or, upon 30 days’ prior written notice to the Collateral Agent, at such other places designated by such Grantor in such notice, except as provided in Section 6(c).
          (b) Each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end. Each Grantor will promptly furnish to the Collateral Agent a statement respecting any loss or damage exceeding $10,000 per occurrence to any of its Equipment or Inventory.
          9. Insurance.
          (a) Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to the Collateral Agent from time to time. Each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear, and each policy for property damage insurance shall provide for all losses to be paid directly to the Collateral Agent. Each such policy shall in addition (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent, upon its reasonable request, notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer. Each Grantor will, if so reasonably requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. Further, each Grantor will, at the reasonable request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 8 and cause the insurers to acknowledge notice of such assignment.
          (b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred liability covered by such insurance.
          10. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Section 6(a) of this Agreement without first giving at least 30 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.
          (b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements and otherwise exercise all of its rights under the Assigned Agreements as it deems appropriate, Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements,

Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC or in the PPSA. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 18(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon. Except for the Carve Out, no Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.
          11. As to Intellectual Property Collateral.
          (a) With respect to each item of its Intellectual Property Collateral material to the business of the Grantors, each Grantor agrees to take, at its expense, all reasonable steps, and shall not knowingly omit to do any act, including, without limitation, in the Canadian Intellectual Property Office and any other relevant governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the Canadian Intellectual Property Office or other governmental authorities, the filing of applications for renewal or extension, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral material to the business of the Grantors, taken as a whole, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.
          (b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral material to the business of the Grantors, taken as a whole, may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership or use of any such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the Canadian Intellectual Property Office or any court) regarding any item of the Intellectual Property Collateral material to the business of the Grantors.
          (c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral material to the business of the Grantors, taken as a whole, is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take all reasonable actions, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.
          (d) Each Grantor shall use proper statutory notice in connection with its use of each item of material Intellectual Property Collateral.
          (e) Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral material to the business of the Grantors, taken as a whole, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the material Trademarks use such consistent standards of quality.
          (f) With respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the Canadian Intellectual Property Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.
          (g) Each Grantor agrees that should it obtain an ownership interest in or license to any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. Each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the Canadian Intellectual Property Office and any other relevant governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

          12. Voting Rights; Dividends; Etc.
          (a) So long as no Event of Default shall have occurred and be continuing:
          (i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof.
          (ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all
          (1) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,
          (2) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus and
          (3) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).
          (iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.
          (b) Upon the occurrence and during the continuance of an Event of Default:
          (i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.
          (ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).
          13. As to Letter-of-Credit Rights.
          (a) Each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Each Grantor will promptly use its best efforts to cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.
          (b) Upon the occurrence and during the continuance of an Event of Default, each Grantor will, promptly upon reasonable request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.
          14. Transfers and Other Liens; Additional Shares.
          (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.
          (b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities of each issuer of the Pledged Equity.

          15. Collateral Agent Appointed Attorney in Fact.
          Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuation of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:
          (a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 9,
          (b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
          (c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and
          (d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.
          16. Collateral Agent May Perform.
          If any Grantor fails to perform any agreement contained herein on or after the date required for performance thereof, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under, and to the extent provided in Section 19.
          17. The Collateral Agent’s Duties.
          (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

          (b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.
          18. Remedies.
          If any Event of Default shall have occurred and be continuing:
          (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or the PPSA (whether or not the UCC or the PPSA applies to the affected Collateral), the Bankruptcy Code, or any other applicable law, and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in the PPSA or Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of

Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.
          (b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter paid (after payment of any amounts payable to the Collateral Agent pursuant to Section 20) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto) in the following manner:
          (i) first, paid to the Collateral Agent for any amounts then owing to the Collateral Agent pursuant to Section 9.04 of the Credit Agreement or otherwise under the Loan Documents; and
          (ii) second, ratably, paid to the Secured Parties for any amounts then owing to them, in their capacities as such, under the Loan Documents and the ratably in accordance with the amounts then owing to the Secured Parties.
          Any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.
          (c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).
          (d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.
          (e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement; provided, that the Collateral Agent shall use reasonable commercial efforts to rescind such “Notice of Exclusive Control” within a reasonable period of time following the date on which no Default or Event of Default exists.

          (f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.
          (g) The Collateral Agent may realize upon the Collateral and enforce the rights of the Collateral Agent and the Secured Parties by (i) appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and the removal or replacement from time to time of any receiver or agent, and (ii) institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral.
          19. Indemnity and Expenses.
          (a) Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
          (b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.
          20. Amendments; Waivers; Additional Grantors; Etc.
          (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
          (b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.
          21. Notices, Etc.
          All notices and other communications provided for hereunder shall be either (i) in writing (including facsimile communications) and mailed, sent via facsimile or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Administrative Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrowers, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, sent by facsimile, electronic mail or otherwise, be effective when deposited in the mails, sent by facsimile, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent. Delivery by facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.
          22. Continuing Security Interest; Assignments under the Credit Agreement.
          This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto), and (ii) the Maturity Date, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in the Credit Agreement.
          23. Release; Termination.
          (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory, equipment and other obsolete or worn-out equipment in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request and (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.03 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.03 of the Credit Agreement.
          (b) Upon the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification and reimbursement claims in respect of which no claim for payment has been asserted by the Person entitled thereto), and (ii) the Maturity Date, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.
          24. Execution in Counterparts.
          This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.
          25. Governing Law.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          26. Matters Relating to Security.
          (a) As set forth in the Order, each Grantor hereby agrees that upon the effectiveness of the Order (i) the Secured Obligations shall constitute allowed administrative expenses in such Grantor’s Chapter 11 Case having priority over all administrative expenses of and unsecured claims against such Grantor now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject, as to priority, only to the Carve-Out and (B) the security interest shall not be subject to Section 551 of the Bankruptcy Code nor shall the Collateral be charged pursuant to Section 506(c) of the Bankruptcy Code.
          (b) The security interest and the administrative priority granted by and pursuant to this Agreement hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Interim Order, the Final Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of Collateral Agent hereunder and thereunder are cumulative.
          (c) The security interest granted hereunder shall be deemed valid, binding, continuing, enforceable and fully-perfected first priority (subject only to the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) Liens on the Collateral by entry of the Interim Order and the Final Order, as the case may be. Collateral Agent shall not be required to file any financing statements, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Liens and security interests granted by or pursuant to this Agreement, the Interim Order, the Final Order or any other Loan Document.
          (d) The security interest, the priority of the security interest, and the administrative priorities and other rights and remedies granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the other Collateral Documents (specifically including but not limited to the existence, validity, enforceability, extent, perfection and priority of the Security Interest) and the administrative priority provided herein and therein shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of debt by any Grantor (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any Bankruptcy Case, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
          (i) except for the Carve-Out, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of Collateral Agent or any Lender against any Grantor in respect of any Secured Obligation;
          (ii) the security interest granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the other Collateral Documents shall constitute valid, binding, continuing, enforceable and fully-perfected first priority (subject only to the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) Liens and shall be prior to all other Liens (except the Carve-Out and Liens permitted to be equal or superior in priority pursuant to the Credit Agreement) and interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and
          (iii) the security interest granted to Collateral Agent pursuant to this Agreement, the Interim Order, the Final Order and the Collateral Documents shall continue to be valid, binding, continuing, enforceable and fully-perfected without the necessity for Collateral Agent to file any financing statements or to otherwise perfect the security interest under applicable non-bankruptcy law.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices:	[GRANTOR]

By:

Name:
Title:

Address for Notices:	TLC VISION CORPORATION

By:

Name:
Title:

Address for Notices:	TLC THE LASER CENTER (MONCTON) INC.

By:

Name:
Title:

Address for Notices:	RHEO CLINIC INC.

By:

Name:
Title:

Address for Notices:	VISION CORPORATION

By:

Name:
Title:

EXHIBIT E TO SENIOR DIP CREDIT AGREEMENT
GUARANTY
Dated as of December 23, 2009
From
THE GUARANTORS NAMED HEREIN
as Guarantors
in favor of
CANTOR FITZGERALD SECURITIES
as
Collateral Agent

SECTION 1.	GUARANTY; LIMITATION OF LIABILITY

SECTION 2.	GUARANTY ABSOLUTE

SECTION 3.	WAIVERS AND ACKNOWLEDGMENTS

SECTION 4.	SUBROGATION

SECTION 5.	PAYMENTS FREE AND CLEAR OF TAXES, ETC

SECTION 6.	REPRESENTATIONS AND WARRANTIES

SECTION 7.	COVENANTS

SECTION 8.	AMENDMENTS, GUARANTY SUPPLEMENTS, ETC

SECTION 9.	NOTICES, ETC

SECTION 10.	NO WAIVER; REMEDIES

SECTION 11.	RIGHT OF SET-OFF

SECTION 12.	INDEMNIFICATION

SECTION 13.	SUBORDINATION

SECTION 14.	CONTINUING GUARANTY; ASSIGNMENTS UNDER THE CREDIT AGREEMENT

SECTION 15.	EXECUTION IN COUNTERPARTS

SECTION 16.	GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL, ETC

SECTION 17.	CREDIT AGREEMENT, ORDER

GUARANTY
          GUARANTY dated as of December 23, 2009 made by the Persons listed on the signature pages hereof (such Persons so listed, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of Cantor Fitzgerald Securities as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).
          WHEREAS, TLC Vision (USA) Corporation, a Delaware corporation, as a debtor and a debtor-in-possession (“Holdco”), TLC Vision Corporation, a New Brunswick corporation, as a debtor and a debtor-in-possession (the “Parent”), and TLC Management Services Inc., a Delaware corporation, as a debtor and a debtor-in-possession (“TLC Management”, and together with Holdco and the Parent, the “Borrowers”) are party to a Senior Secured Super Priority Debtor in Possession Credit Agreement dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); with certain Lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent for such Lenders and collateral agent for the Secured Parties; the capitalized terms defined therein and not otherwise defined herein being used herein as therein defined);
          WHEREAS, on December 21, 2009 (the “Petition Date”), the Borrowers filed a petition under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware;
          WHEREAS, subsequent to the Petition Date, the Parent filed a petition under Part IV of the Companies’ Creditors Arrangements Act (Canada) (the “CCAA”), as ancillary relief sought in the Ontario Superior Court of Justice (Commercial List);
          WHEREAS, the Borrowers intend to continue to operate their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
          WHEREAS, the Borrowers have requested that the Lenders provide financing to the Borrowers consisting of a senior secured super priority term loan facility in an amount up to $15,000,000 (the “Facility”) pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, the Lenders have indicated their willingness to agree to extend the Facility to the Borrowers, all on terms and conditions set forth in the Credit Agreement and in the Order pursuant to Section 364(c) and 364(d) of the Bankruptcy Code;
          WHEREAS, Each Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement;
          WHEREAS, it is a condition precedent to the making of the Term Loans by the Lenders under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.
          NOW, THEREFORE, for and in consideration of the foregoing, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

          1. Guaranty; Limitation of Liability. (a) Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Collateral Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any proceeding of the type referred to in Title 11, U.S. Code, the Bankruptcy and Insolvency Act (Canada), the CCAA, or any similar foreign, federal, provincial or state law for the relief of debtors.
          (c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.
          2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrowers or any other Loan Party or whether the Borrowers or any other Loan Party is joined in any such action or actions.

The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
          (c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
          (d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;
          (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;
          (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);
          (g) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
          (h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (other than payment in full and performance of the Guaranteed Obligations).
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrowers or any other Loan Party or otherwise, all as though such payment had not been made.

          3. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.
          (b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.
          (e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.
          (f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits.
          4. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrowers, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrowers, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrowers, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) and all other amounts payable under this Guaranty shall have been paid in full in cash, and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) and all other amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.
          5. Payments Free and Clear of Taxes, Etc. (a) Any and all payments made by any Guarantor under or in respect of this Guaranty or any other Loan Document shall be made, in accordance with Section 2.09 of the Credit Agreement, free and clear of and without deduction for any and all present or future Taxes. If any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under or in respect of this Guaranty or any other Loan Document to any Secured Party, (i) the sum payable by such Guarantor shall be increased as may be necessary so that after such Guarantor and the Collateral Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 5), such Secured Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make all such deductions and (iii) such Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, each Guarantor agrees to pay any present or future Other Taxes that arise from any payment made by or on behalf of such Guarantor under or in respect of this Guaranty or any other Loan Document or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Guaranty and the other Loan Documents.

          (c) Each Guarantor will indemnify each Secured Party for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes imposed by any jurisdiction on amounts payable under this Section 5, imposed on or paid by such Secured Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such amounts were correctly or legally imposed by the relevant Governmental Authority). This indemnification shall be made within 30 days from the date such Secured Party makes written demand therefor.
          (d) Within 30 days after the date of any payment of Taxes by or on behalf of any Guarantor, such Guarantor shall furnish to the Collateral Agent, at its address referred to in Section 9, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Collateral Agent. In the case of any payment hereunder by or on behalf of any Guarantor through an account or branch outside the United States or by or on behalf of such Guarantor by a payor that is not a United States person, if such Guarantor determines that no Taxes are payable in respect thereof, such Guarantor shall furnish, or shall cause such payor to furnish, to the Collateral Agent, at such address, an opinion of counsel acceptable to the Collateral Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 5, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.
          (e) Each Secured Party entitled to an exemption from, or reduction or, withholding tax shall, on or prior to the date of its execution and delivery of the Credit Agreement in the case of each Secured Party that is a party to the Credit Agreement as of the date hereof and on the date of the Assignment and Acceptance pursuant to which it becomes a Secured Party in the case of each other Secured Party, and from time to time thereafter as reasonably requested in writing by any Guarantor (but only so long thereafter as such Secured Party remains lawfully able to do so), provide each of the Collateral Agent and such Guarantor with two original Internal Revenue Service Forms W-8ECI or W-8BEN or (in the case of a Secured Party that has certified in writing to the Collateral Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Guarantor or (iii) a controlled foreign corporation related to any Guarantor (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, or any such form or forms as may be required under the laws of any jurisdiction other than the United States as a condition to exemption from, or reduction of, withholding tax in such jurisdiction, certifying that such Secured Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Guaranty or any other Loan Document or, in the case of a Secured Party that has certified that it is not a “bank” as described above, certifying that such Secured Party is a foreign corporation, partnership, estate or trust. If the forms provided by a Secured Party at the time such Secured Party first becomes a party to the Credit Agreement indicate a United States or other interest withholding tax rate, as applicable, in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Secured Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, a Secured Party becoming a party to the Credit Agreement, at the effective date of the Assignment and Acceptance pursuant to which a Secured Party becomes a party to the Credit Agreement, the Secured Party assignor was entitled to payments under subsection (a) of this Section 5 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Secured Party assignee on such date. If any form or document referred to in this subsection (e) and requested by any Guarantor pursuant to this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8 BEN or W-8 ECI or the related certificate described above, or any forms required by any jurisdiction other than the United States, that the applicable Secured Party reasonably considers to be confidential, such Secured Party shall give notice thereof to the Administrative Borrower and shall not be obligated to include in such form or document such confidential information.
          (f) For any period with respect to which a Secured Party has failed to provide the Administrative Borrower or any Guarantor with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form , certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Secured Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 5 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Secured Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, such Guarantor shall take such steps as such Secured Party shall reasonably request to assist such Secured Party to recover such Taxes.
          (g) Each Guarantor will make payment relative to each Obligation in the currency (the “Original Currency”) in which the Borrowers are required to pay such Obligation. If a Guarantor makes payment relative to any Guaranteed Obligation to the Collateral Agent or the Secured Parties in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment will constitute a discharge of the liability of such Guarantor hereunder in respect of such Obligation only to the extent of the amount of the Original Currency which the Collateral Agent or the Secured Parties are able to purchase with the amount it receives on the date of receipt. If the amount of the Original Currency which the Collateral Agent or the Secured Parties are able to purchase on the date of receipt is less than the amount of such currency originally due to it in respect to the relevant Obligation, such Guarantor will indemnify and save the Collateral Agent and the Secured Parties harmless from and against any loss or damage arising as a result of such deficiency. This indemnity will constitute an obligation separate and independent from the other obligations contained in this Guaranty, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted by the Collateral Agent or the Secured Parties and will continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order.

          6. Representations and Warranties. Each Guarantor hereby makes each representation and warranty made in the Loan Documents by the Borrowers with respect to such Guarantor.
          7. Covenants. Each Guarantor covenants and agrees that, so long as any part of the Guaranteed Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) shall remain unpaid or any Lender shall have any Commitment, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrowers have agreed to cause such Guarantor or such Subsidiaries to perform or observe.
          8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), (a) reduce or limit the obligations of any Guarantor hereunder, release any Guarantor hereunder or otherwise limit any Guarantor’s liability with respect to the Obligations owing to the Secured Parties under or in respect of the Loan Documents, or (b) reduce the percentage specified in the definition of “Required Lenders”.
          (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as a “Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Guarantor and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.
          9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including electronic or facsimile communication) and mailed, faxed, sent via electronic mail or delivered to it, if to any Guarantor, addressed to it in care of the Borrowers at the Administrative Borrower’s address specified in Section 9.02 of the Credit Agreement, if to Collateral Agent or any Lender, at its address specified in Section 9.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party in accordance with Section 9.02 of the Credit Agreement. All such notices and other communications shall, when mailed, faxed or sent via electronic mail, be effective when deposited in the mails, transmitted by facsimile or via electronic mail, respectively. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.
          10. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          11. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 of the Credit Agreement to authorize the Collateral Agent to declare the Notes due and payable pursuant to the provisions of said Section 6.01, the Collateral Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Collateral Agent, such Lender or such Affiliate to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether the Collateral Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured. Collateral Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Collateral Agent, such Lender and their respective Affiliates may have.
          12. Indemnification. (a) Without limitation on any other Obligations of any Guarantor or remedies of the Secured Parties under this Guaranty, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of any Loan Party enforceable against such Loan Party in accordance with their terms; provided, however, that no Guarantor shall be liable for any claims, damages, losses, liabilities and expenses resulting from Secured Parties’ gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.
          (b) Each Guarantor hereby also agrees that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors, and each Guarantor hereby agrees not to assert any claim against any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Term Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents; provided, however, that each Indemnified Party shall be liable to any of the Guarantors or any of their respective Affiliates or any of their respective officers, directors, employees, agents and advisors for any claims for actual damages resulting from such Indemnified Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.
          (c) Without prejudice to the survival of any of the other agreements of any Guarantor under this Guaranty or any of the other Loan Documents, the agreements and obligations of each Guarantor contained in Section 1(a) (with respect to enforcement expenses), the last sentence of Section 2, Section 5 and this Section 12 shall survive the payment in full of the Guaranteed Obligations and all of the other amounts payable under this Guaranty.
          13. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 13:
          (A) Prohibited Payments, Etc. Except during the continuance of an Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Collateral Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
          (B) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) (but excluding any contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) before such Guarantor receives payment of any Subordinated Obligations.
          (C) Turn-Over. After the occurrence and during the continuance of any Event of Default (including, to the extent permitted by law, the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

          (D) Collateral Agent Authorization. After the occurrence and during the continuance of any Event of Default (including, to the extent permitted by law, the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Collateral Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest) and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Collateral Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          14. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations (other than contingent indemnification and reimbursement obligations in respect of which no claim for payment has been asserted by the Person entitled thereto) and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Term Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.
          15. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier or other electronic means shall be effective as delivery of an original executed counterpart of this Guaranty.
          16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.
          (b) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan

Documents to which it is or is to be a party, or for recognition or enforcement of any judgment, and each Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document in the courts of any jurisdiction.
          (c) Each Guarantor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents to which it is or is to be a party in any New York State or federal court. Each Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
          (d) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF ANY SECURED PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          17. Credit Agreement, Order. In the event of any direct conflict between the terms and conditions of this Guaranty and the Credit Agreement, the provisions of the Credit Agreement shall govern and control. In the event of any inconsistency between the terms and conditions of this Guaranty and the Order, the provisions of the Order shall govern and control.

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[GUARANTOR]
By
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